SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2006

SUB-URBAN BRANDS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-109903	47-0926492
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		ID Number)

2222 E. Washington Blvd, Suite B Los Angeles, CA 90022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (213) 229.2885

4251 East Melody Drive, Higley, AZ 85236

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 11, 2006, pursuant to an Agreement Concerning the Exchange of Securities by and between Sub-Urban Brands, Inc., (formerly known as DP&D, Inc.), a Nevada corporation (“the Company”), Sub-Urban Industries, Inc., a California corporation (“Sub-Urban”), and the security holders of Sub-Urban (the “Sub-Urban Security Holders”), the Company acquired all of the outstanding securities of Sub-Urban from the Sub-Urban Security Holders in exchange for newly issued unregistered securities of the Company. As a result of the share exchange (“Merger”), the Company, which previously had no material operations, acquired the business of Sub-Urban.

Pursuant to the Agreement,  (i) 31,673,365 363 shares of the Company’s Common Stock were issued in exchange for all 31,365,363 shares of Sub-Urban’s Common Stock, (ii) $2,734,900 face amount of the Company’s convertible promissory notes convertible into the Common Stock of the Company at a range of prices from $0.250 per share to $0.375 per share, and subject to respective conversion price adjustments, were exchanged for a like face amount of promissory notes held by the Sub-Urban Security Holders (iii) 16,822,245 Common Stock purchase warrants of the Company convertible at prices ranging from $0.140 to $0.375 per share, were exchanged on a one-for-one basis and are exercisable at the same price and terms per share as the warrants of Sub-Urban, and  (iv) 7,732,698 stock options of the Company exercisable at prices ranging from $0.250 to $0.375 per share were exchanged on a one-for-one basis and are exercisable at the same price and terms per share as the stock options of Sub-Urban.

The Merger resulted in a change of control of the Company, with the former stockholders of the Company owning approximately 31.4% of the Company’s outstanding Common Stock, or approximately 17.8% assuming the conversion of all of the company’s outstanding convertible notes, options and warrants. Shareholders of Sub-Urban now own 68.6% of the Company’s outstanding common stock.

The Agreement was determined through negotiations between the Company and Sub-Urban. Prior to the Merger, two entities affiliated with a principal shareholder of the Company made short term loans totaling $150,000 plus interest at 10% to Sub-Urban which were repaid by Sub-Urban in April 2006.  Other than these two short term loans, there were no material relationships between the Company and Sub-Urban, any of their respective affiliates, directors or officers or any associates of such directors or officers.

Following the consummation of the Merger, the address of the principal executive office of the Company was changed to 2222 E. Washington Blvd, Suite B, Los Angeles, CA 90021, and the telephone number of the Company’s executive offices was changed to (213) 229-2885.

Description of Business

The information in this Report is not intended as an offer to sell any securities of the Company, nor as a solicitation of an offer to buy such securities, nor does it purport to contain all of the information that a prospective investor may desire in investigating the Company. Except where the context provides otherwise, references to “we,” “us,” “our” and similar terms mean the Company and its wholly-owned subsidiary, Sub-Urban.

Our Business

Sub-Urban was founded in March of 2003 as a company for lifestyle apparel brands. Our goal is to become a leading designer and marketer of leading edge, name brand apparel and accessories, marketed primarily to 13 to 29 year old men and women. Our first apparel brand, WHITEBOY®, was released to the retail market in September of 2003. We believe that WHITEBOY® is an exciting brand that will make a major impression on the retail marketplace.

Initially, we limited the production of WHITEBOY® apparel in order to evaluate the brand’s viability. We focused initial production on knit tops (t-shirts, tank tops) and various forms of headwear. These early designs were placed on pre-fabricated garments with simple printing techniques. As the brand became more widely accepted, we expanded our product portfolio and moved to developing more sophisticated cut and sew garments. The following are a list of current WHITEBOY® products offered with varying printing techniques, washes, embroideries and appliqués:

MEN

•              Fashion Work shirts —

•              Custom T-Shirts with 20-24 varying graphic designs per season

•              Premium Fleece

•              Core Fleece

•              Dress Shirts

•              Cargo Pants and Shorts

•              Twill Jackets

•              Mesh Track Suits

•              Polos

•              Belts and Buckles

•              Custom Headwear

WOMEN

•              Tank Tops

•              Jersey and Tissue Tees

•              French Terry Collection

•              Twill, Jersey and Satin Jackets

•              Hot Shorts and Bermuda Shorts

•              Pants (Long, Cigarette, Cargo and Crop)

•              Denim and Twill Skirts

•              Hoodies

•              Polos

•              Dresses (Bubble, Poplin and Shirt)

We have spent considerable time ensuring that the quality of the garment meets or exceeds that of our competition. In addition, we believe our graphics are a distinguishing feature for WHITEBOY®. We use theme-based concepts and hand-drawn art to achieve fresh designs. We believe that our leading-edge graphics along with premium-quality garments will allow us to develop WHITEBOY® into a distinctive brand. We further believe that theme-based collections with a single point of view gives the retailer the ability to buy deeper into the line with the assurance of being able to merchandise the product in stores.

The Company’s products are sold primarily at wholesale prices, determined by our consumers’ tolerance, distribution patterns, and production costs. We seek to realize gross margins ranging from 40% to 82% depending on the product and distribution point.

We have also developed a signature print known as the “COCK CAMO” using our rooster logo design. This signature print features a prancing rooster on a camouflage print fabric, which we believe clearly distinguishes us from our competitors. While not a specific garment type, the “COCK CAMO” is becoming an integral part of the WHITEBOY® brand. This distinctive print can be found in pocket linings, trims, waistbands and as an all over print on various garments. In addition, this print is the focus of our marketing materials, website and future media campaigns. We anticipate that we will use this unique print on multiple garments in various applications.

Target Market.

WHITEBOY®, is primarily marketed to individuals between the ages of 13 and 29 who enjoy the “urban” or the “board” (surf/skate) lifestyles, but are not hard-core in either. We believe that while our core customer is fond of the “urban” and “board” lifestyles, neither fully represents that customer’s identity. We believe that there is a growing marketplace where rock, rap, electronic music and sports are merging; this is the melting pot WHITEBOY® represents, which we term the “Suburban” market and which is sometimes referred as “Mash” or  “Mash Culture”.  We believe that the “Suburban/Mash” target market dwarfs both the “urban” and “board” markets, although it is heavily influenced by both as well as by many other factors. We have been a leader in identifying this “Mash Culture” and have incorporated it into our designs, marketing and management programs. We believe that the racial, cultural and economic diversity of the large cities in which most of us live will greatly expand in the next few years. “Mash Culture”, which borrows the best of existing trends and ideas, will be the source of creative dynamism, because it addresses our target market’s desire to be interesting and unpredictable. Fueled by technology, it is already changing fashion, design and music. The use of inexpensive mega-pixel cameras, easy to use music software and the democratization of media via the internet has consumers inspired to create as never before.  “Mash Culture” is primarily, but not entirely, an evolution of what was traditionally known as the “Urban” market. “Urban” clothing and music were once a very defiant and bold look in the early 1990’s. This was evidenced by oversized t-shirts, professional sports jerseys, baggy jeans and high profile jewelry. Today you will still see some of the looks of early “Urban” clothing mixed with more traditional looks such as dress shirts, polos, and sweaters and even tailored clothing. On the music side, you will find that the DJ culture introduced the “Mash” music scene by mixing the sounds of hip hop/rap with more contemporary sounds that included classical, dance, pop or even country music.

We believe this “Mash” market is mainly comprised of approximately 24 million 15 to 29 year olds who connect with hip hop music, affiliate with hip hop culture, and pack a robust purchasing power of $500 billion annually according to a published report called “The US Urban Youth Market: Tapping the Power of the Trend setting Hip Hop Culture and Lifestyle.” According to Packaged Facts, a division of MarketResearch.com, hip hop consumers living outside the 100 largest metropolitan areas in relatively small cities, towns and rural areas generally reflect the same attitudes and values expressed by their large metropolitan-dwelling counterparts, responding equally to the power of hip-hop cultural trends. Our belief is that urban is not a geographic place, but rather a state of mind.

This “Mash Market” is about setting trends, with strong affiliations to clothing, hand held devices, internet technology, drinks, snacks and personal care items. According to Packaged Facts, this hip-hop cultural experience easily crosses racial lines and is significantly preferred by females, more than males. This hip-hop cultural experience has most of its influence with 15-17 year olds.

Marketing Strategy.

We intend to support the WHITEBOY® brand with a well-researched marketing strategy. We have spent the better part of two years studying the reaction by potential consumers and believe that the brand must be supported by an image-based multi-faceted marketing campaign. We believe that trend setting actors, musicians, professional athletes and other celebrities have begun to adopt the WHITEBOY® brand and that our brand has also been accepted in both the hip-hop and board sports communities. One of the keys to our success is being able to project a single image to our target market that readily defines the “WHITEBOY®” brand. This image will include the “Cock Camo” and it will be complimented with the tag line “Get Cocky”. The “Get Cocky” slogan and “Cock CAMO” image will be supported by a multiple media campaign aimed at:

•                  Driving consumer demand by demonstrating the appeal the brand has with leading trendsetters and tastemakers within the “Mash” market;

•                  Educating the retail buying community that “WHITEBOY®” is a leader in the “Mash” market and that its designs and irreverent attitude is what typifies the “Mash” market; and,

•                  Focusing on defining to our target market the attitude and style of the brand and drawing attention from “Whiteboy” ® as a provocative word.

We seek to distinguish WHITEBOY® from other brands in the marketplace. We believe that there are very few brands whose name evokes an immediate reaction when it is mentioned. Our experience with this brand has told us that there is a sizable population who associate WHITEBOY® as a positive. In contrast, there is also a substantially large population who want to support the brand, but are unclear of the brand’s message.

1)             Product—We seek to associate the name WHITEBOY® with quality and style. The garments themselves are designed with words, images and artwork that are illustrative of unity and diversity. The garments, in both body and embellishment, are indicative of a crossover brand that is comfortable within the “Mash” market. We believe that a product that boldly represents diversity and unity on the outside of the garment can be a mainstay from season to season. The Company has evolved its product offering from T’s and hats to a full collection offering various tops, bottoms, outerwear, headwear and accessories.

2)             Logos — We have found that the word “WHITEBOY®” has a wide appeal, but not all of our audience is comfortable with a heavily branded garment. The brand’s crossover appeal as well as a wider acceptance in the target market is much more accessible through two other logos that we have developed. The “ROOSTER,” also known as the “Cock” has become more popular and recognized with the consumer and retail buyer. We believe that the “ROOSTER” logo is attractive to the emerging “Mash” market. We believe that this allows the brand to be less obtrusive while still maintaining its edge with the trendsetters. This logo will be the central focal point of our national “Get Cocky” campaign that was initiated in May 2006. We will seek to market the brand thru a multiple media front that includes guerilla/street marketing, radio, print, interactive and mobile media. The “Cock Camo” will be used in varying ways on our garments as well as on our website.

3)             Guerilla/Street Marketing — The Company implemented a street marketing campaign in May 2006 aimed at the Los Angeles, New York, Chicago, Atlanta, Miami and Seattle markets. These markets were chosen due to their fashion and musical influence, geographic location or their proximity to large retail markets buying home offices. This program is managed internally by Kerry Sessions, Director of Marketing, who has over 12 years of street/guerilla marketing experience with Warner Brothers, EMI Capital, Sony music and many fashion companies. Kerry will direct teams in each market with the purpose of creating brand awareness, drive traffic to WHITEBOY.COM, drive consumers to retail stores to request the WHITEBOY® brand and push the image campaign of “Get Cocky” in each market. This imagery will be positioned in each market with the use of stickers, stencils, wild postings, independent music CD’s and many other hand to hand marketing techniques, subject to financing. Our guerilla marketing campaign will expand in the 3rd quarter of 2006 to an additional 15 major markets in the United States

4)             Traditional Advertising - We intend to use traditional advertising to ensure that both the consumer and the retail buyer understand the brand. We have initiated a radio campaign in the New York City market with the #1 Hip Hop/R&B radio station, HOT 97, an Emmis Communication property. This radio station was chosen as it has one of the largest listening audiences in the country and a loyal fan base that fully supports the hip-hop culture. By positioning ourselves with Hot 97, WHITEBOY® is becoming more accepted within a very skeptical ethnic audience further heightening our street credibility. The Company will also use traditional advertising in national magazines and trade publications to further solidify the “Get Cocky” campaign. We believe it is necessary to target both the consumer and the retail buyer. The magazines that the Company is targeting are DNR, Women’s Wear Daily, Fader, Giant, Slam, Vibe, 944, Elle, Vogue, Lucky and Nylon among many others.

5)             Publicity- The Company has engaged CaroMarketing, a Los Angeles based PR and marketing firm, to garner free publicity thru editorial coverage and product placement in national magazines. To date, the Company has received product placement and editorial coverage in over 30 magazines. In addition, CaroMarketing is responsible for gifting celebrities with our WHITEBOY® product. The firm has a full showroom inside its offices filled with WHTEBOY product for the sole purpose of having celebrity stylists pick out clothes for their celebrity clients and for fashion editors to choose styles for placement in their magazines. The WHITEBOY® brand has been photographed on nearly 100 celebrity actors, musicians and athletes.  CaroMarketing is also charged with attracting national companies to co-brand with that are targeting the “Mash” market. The focus in the early months for CaroMarketing will be to supplement the street and on air campaigns of “Get Cocky” with aggressively seeking editorial coverage for this campaign. Services of CaroMarketing are provided on a month-to-month basis.

6)             Fashion and Style Shows - We intend to use high profile fashion and style shows to highlight the garment and the brand’s message. We believe these fashion shows will garner editorial or pictorial coverage by today’s top fashion and trade magazines. While the use of celebrities can drive consumer demand, the Company has realized that focusing on the retailer is also important. Fashion shows are targeted to the buyers. They have to feel confident that the garment is quality and that a brand called “WHITEBOY®” is a fully merchandised collection that they can support season after season.

7)             Sales Venues - We intend to drive consumers to an eventual WHITEBOY® store located in Los Angeles and to our on-line store WWW.WHITEBOY.COM. The Company plans to open a WHITEBOY® retail store within the next 12 months. The store will generate publicity for the brand, but it has a more significant role in the overall marketing campaign. We will begin by marketing our WHITEBOY® retail store as a destination point when visiting LA. A WHITEBOY® store that projects the socially conscious, irreverent attitude and the latest in hip ready to wear clothing will be marketed all over the world. By advertising or obtaining editorial coverage in travel and tourism guides, we hope we will be able to drive the message that the WHITEBOY® store is a must see when visiting the Los Angeles area. Those who cannot visit Los Angeles to experience the WHITEBOY® store may go to the on-line store, WHITEBOY.COM, to find out more about the brand. We anticipate that this marketing technique and store front will provide several attributes: (a) consumers will be driven to our two most visible, high margin centers; (b) we will be able to educate and create brand awareness worldwide; (c) we can test new product for retail distribution; and (d) we can create an environment for developing custom clothing for celebrities which we hope will drive product development for our retail distribution.

8)             Interactive Marketing — The Company currently has a dedicated employee who spends 25 hours weekly on-line exposing the WHITEBOY® brand to our target market. The primary source for this exposure is through a popular on-line social network called “MySpace”. This site is completely indicative of the “Mash” market and its need for individualization. The idea is to expose the brand to the trendsetters in markets outside of Los Angeles and New York City. We routinely target those emerging hip-hop artists, rock bands, models and emerging athletes who reside on MySpace. This has proved very successful in creating brand awareness in smaller markets by getting those local visible trendsetters to wear the WHITEBOY® brand. Thus, we have created our own channel of brand enthusiasts in various markets to help us drive the “Get Cocky” campaign. We currently have over 2,000 members, of which 120 are willing to actively market on our behalf. Our goal is to reach 10,000 members in the MySpace site with 500 actively marketing by the beginning of 2007. The other aspect of our interactive campaign is the use of mobile media. The Company is actively pursuing bids from mobile media companies to further boost the “Get Cocky” campaign. Our target consumer is becoming more and more dependent on their hand held PDAs or cell phones. The intent is to supplement the “Get Cocky” campaign of print and radio by driving the consumer to our website or to the local retailer carrying the WHITEBOY® line with the use of game codes sent to them thru their cell phones or PDAs. The goal is to attract thousands of potential WHITEBOY® consumers to our on-line stores by having them “opt in” to purchase goods. By doing this, the Company is able to capture and own the data on every “opt in” participant in order to market WHITEBOY® products or other Company owned brands to this targeted consumer group.

Business Strategy.

Our goal is to become an industry-leading design, intellectual property, sales and marketing organization. The Company’s growth will come from the in-house development of its own trademarked brands, private labels or thru the acquisition of other apparel brands.  The Company will continue to acquire and or trademark edgy terms and slogans with the idea that they can be developed into lines of apparel and accessories for in-house development and/or private label opportunities. Thus, our business strategy encompasses elements from our marketing strategy.  In order to become a leading design, sales and marketing firm, our approach is to attract top-level management, cutting-edge designers and create world-class marketing alliances.

We have accumulated a family of what we believe to be marketable trademarked brands it is anticipate will be released over the next three to five years. Our business strategy will be tailored to each brand as it is released into the marketplace. We intend to feature “WHITEBOY®” for men as the model for our business strategy as it is the first brand to be released. The next brands will be “WHITEBOY®” for women, “BLACK JESUS®” and PYT (Pretty Young Thing). All three of these brands have potential for distribution upon their development. WHITEBOY® for women is currently being developed to show at tradeshows in August for delivery in January 2007. The Company is also currently seeking marketing partners to help launch the BLACK JESUS line. PYT will be shopped as a private label opportunity. The Company considers private label or licensing of apparel a potential solution for some of its current brands as well as future acquired intellectual property.

Show Rooms and Sales Organization — The Company has contracted with NYC Showroom, located in New York, New York on a monthly basis to serve as our sales showroom in the Northeast. This showroom currently houses the WHITEBOY® for men line of clothing. This is a destination spot for retail buyers from the Mid-Atlantic thru the New England area to review the line for placement in their retail stores. In addition, the NYC showroom serves as a place for the East Coast Media and stylists to review the line for editorial coverage, product placement and celebrity gifting. The showroom has three fulltime sales people who work on the WHITEBOY® line. Fees are a monthly fixed fee, plus a percentage of sales from the NYC Showroom.

Our Los Angeles showroom is located in our home office and serves as the focal point of the brand for the west coast serving celebrities, retail buyers, media and stylists. Our National Sales manager operates both on a national and regional level from this location.

We have recently added a sales representative to serve the Midwest, operating out of Chicago, Illinois.  This position covers an 11 state territory and is compensated on a percentage of sales commission basis.  A second sales rep covers nine states and is also compensated on a commission basis.

The Company is currently in negotiations for a sales representative in the Southeast and one for the local Los Angeles market. The Company is also reviewing proposals for contracted sales representatives and or distributors in Canada, Japan and various territories in Europe.

The use of a sales force will differ with respect to domestic and international sales. Domestically, we will use a network of seasoned independent contractors as our sales force. These sales representatives typically operate regionally on a commission basis. We intend to have, at a maximum, nine sales representatives, located in various regions of the United States. These independent sales representatives report to our National Sales Manager (NSM). The NSM will eventually operate out of the Company storefront. The NSM will be responsible for selling to and establishing relationships with key individual specialty, specialty chain and department stores on a national basis. Once the NSM sets up these accounts in a specific region, then that person will recruit seasoned sales representatives to service the existing customers and to continue to develop new customers in their defined region. Ultimately, we believe this process will allow us to have national coverage with local and region service for our customers.

Internationally, we are seeking distributors on a country-by-country basis to represent and sell our core products. The use of distributors allows us to quickly expand distribution while giving each specific country a dedicated sales force to service our customers.

Distribution.

The first step in our strategy for WHITEBOY® or any of our brands will be to create awareness. We believe that WHITEBOY®’s multi-faceted image based marketing program will lead to brand awareness. As the marketing program takes hold, we will concentrate first and foremost on growing our distribution channels for our core products. The initial step with all our brands will be to introduce those core products into those high-profile, high-margin specialty accounts in the New York and Los Angeles retail markets. We believe that these are the key retail doors that influence hundreds of retailers domestically and internationally. The company has secured orders for delivery in the fall to some of the better known names in fashion and street wear, including Fred Segal, YRB and Dr. Jays.

We anticipate that we will expand our domestic retail distribution by seeking out retailers in other major markets as well as national and regional specialty chains. The Company has secured fall orders in such specialty chains as Retail Apparel, Demo (division of Pacific Sunwear) and Gliks. The Company is also targeting other large chains such as the Buckle, Zumies, Tilly’s and Hot Topic.

We believe that expansion of our current domestic specialty-store base in Los Angeles will create larger distribution opportunities. If we are successful in establishing ourselves in the specialty market and or specialty chain market, then there is a realistic opportunity for us to expand our distribution internationally. The international distribution community routinely seeks out successful United States brands currently selling in both specialty and specialty chain stores and immediately looks to negotiate exclusive rights for their given territories. We will be seeking exclusive distribution opportunities in several countries in Europe, along with Japan, Canada and Australia, some of which we are currently in negotiations.

Domestically, we are expanding distribution efforts by entering the department store phase. The Company has received corporate approval from Federated and the Bond (Macy’s West). Their acceptance at a corporate level has opened the doors for their buyers to purchase the WHITEBOY® line. In addition, we expect this phase of distribution will further expand our ability to license other products (non-apparel) worldwide and allow us to enter into manufacturing licenses for our core products (apparel) in the international community.

Product licensing is another area of rapid growth that may create high-margin recurring revenue streams. We intend to enter into licensing agreements for products outside of our core product offering. These products may include but are not limited to: footwear, undergarments, surfboards, skateboards, cell phones, credit cards, and similar products attractive to our target consumer. We intend to concentrate on developing knit tops, fleece, outerwear, headwear, bottoms and other simple accessories while relying on the expertise of established manufacturers/distributors to rapidly expand the brand name in other product categories. The Company is willing to enter into manufacturers’ licenses for its core product in various international territories where we believe that such an arrangement will produce greater revenues at a lower cost of doing business than the Company can provide.

In order for us to continue to grow revenues and to diversify our portfolio, the Company will release a new brand once the prior release becomes stable and mature in the specialty phase. To that end, we anticipate the release of “WHITEBOY®” for women for the Spring 2007 season. “BLACK JESUS” is benchmarked for release when and if the Company has completed its search and negotiations for a front-end marketing partner. The Company is currently in negotiations with three major urban brands and/or media companies located in New York City.  We expect that this brand, with its own distinct marketing plan, will take the same distribution path as WHITEBOY®. Additionally, because we are routinely approached for assistance by young clothing brands, we may seek to acquire young clothing brands that offer long-term revenue streams.

Warehousing and Order Fulfillment.

Our warehousing and order fulfillment services are provided by JAM, located in Gardena, California.  Services are contracted on a monthly basis, pay a per box storage charge, plus a per unit fee to pick, pack and ship.  Although we depend on JAM for these services, we believe that we would be able to engage comparable service providers on similar terms if the need arose.

Production.

As part of our growth strategy, production considerations will be as crucial as our distribution strategy. We produced domestically until the fall 2006 season. The use of domestic production had allowed us to create product much more quickly for our customers, but at a higher price than an import program would allow. As we expand distribution, we believe it is necessary for us to source and produce most of our products overseas. We anticipate that the use of overseas production, or an import program, will offset the pricing reductions sometimes demanded by national retailers. We expect that our overall margins will improve as well as the quality of our core product offering regardless of the distribution pattern. We are currently looking to source our core offering in Mexico, China, India and Pakistan. We intend to have 90% of our production done outside of the United States to take advantage of the pricing differential for the fall 2006 deliveries.

Our production department is currently managed by our Director of Production who directs two in-house sample makers. The Director overseas all of our production and sourcing and her international experience allows us to take advantage of the best raw materials, applications and production techniques at the best possible pricing. Our philosophy with respect to production is to source worldwide for the best raw materials and to produce samples locally to drive new and innovative garments.

Manufacturing.

We have the following arrangements for the manufacturing of our products:

The Trio Group is a 25 yr old company with sourcing offices in Montreal, Toronto, India and China.   Items of export include men’s shirt, shorts, jackets, pants, boxer shorts and ladies skirts, tops, dresses, shorts, pants and trousers. Trio specialize in providing quality clothing to the surf, ski, skate and street wear an urban wear markets.  Production arrangements are contracted via purchase orders.

GT World produces men’s shirts, shorts, jackets, pants, boxer shorts and ladies skirts, tops, dresses, shorts, pants and trousers. GT specializes in providing quality clothing to the surf, ski, skate and street wear/urban wear markets. Production arrangements are contracted via purchase orders.

American Zabin International, Los Angeles, California, produces hardware, patches and labels. Production arrangements are contracted via purchase orders.

Independent Trading Company, San Clemente, California, produces fleece blanks for our Fall 2006 product line.  Production arrangements are contracted via purchase orders.

LHP USA, Walnut, California, and Hong Kong, produces patches, belts, labels and tags.  Production arrangements are contracted via purchase orders.

Although we depend on these manufacturers to produce our products, we believe that we would be able to engage comparable manufacturers on similar terms if the need arose.

Design.

Design is key to our organization. We have three principal brands, WHITEBOY® for men, WHITEBOY® for women and BLACK JESUS, which we believe are provocative and appealing to the best designers. We expect to work to develop three distinctly different design teams for each brand. To date, we have concentrated on WHITEBOY® for men and most recently WHITEBOY® for women. The Company currently has a men’s design director who is responsible for defining the brand’s image at the direction of our management. The design director develops and determines the artwork, fabrics, seasonal colors, applications and bodies of our core product offering for WHITEBOY®. Additionally, the design director will help build a design team that includes a junior designer, two graphic artists and a technical illustrator. In addition, we have recently hired a women’s design director for the WHITEBOY®’s women’s collection to complement the men’s collection. She will also determine the

WHITEBOY® for women’s artwork, fabrics, seasonal colors, applications and bodies for the core offering. The men’s and women’s design directors for WHITEBOY® both report directly to the President.

Competition.

We operate in a highly competitive industry and we compete with literally hundreds of design based apparel companies, many of whom have resources and personnel superior to ours.

As we conceive it, our “Mash Market” brands encompasses a little of the board market, some of the urban market and the unique combination in between. We intend to compete by developing our brands, capitalizing on the demand for clothing and accessories that appeal to youthful buyers aged 13 through 29, who identify with the emerging “Mash Market”, and building our brands to reflect this new style.

Of the major brands in both the board and urban markets, the most dominant brand today is Quiksilver, Inc. (NYSE:ZQK).  Quiksilver is a model for success as it has been able to grow its business in specialty, specialty chain, department stores, and licensing and worldwide distribution while remaining true to its loyal board enthusiasts. The surf industry is dominated by Quiksilver, Billabong and Rip Curl, who generate over half of the estimated $4 billion in worldwide sales for the surf industry.

The leading urban brands include Rapper producer P. Diddy Combs’ line of apparel sold under the Sean John label, ECKO Enterprises, Baby Phat, Phat Farm, Dickies, and Akademics.  We believe that WHITEBOY® is a crossover brand incorporating elements from both urban and skate lifestyle, though it is most similar to the marks used by ECKO Enterprises.

We believe that the quality of our apparel and our pricing are consistent with those of our competitors.

Compliance with Regulations.

We believe we are in compliance with all government regulations as they pertain to the garment industry, including labor laws and postings as required by federal, state and local jurisdictions. We routinely check the license and permits of all of our vendors to ensure that they are compliant with all local, state and federal rules, regulations and statutes.

Product Development.

Our product development is performed in-house. Our men’s design director and director of production are responsible for sourcing new styles, embellishments, fabrics and applications. They use many sources for inspirations and various services for the forecasting of trends and analysis. We also employ two fulltime sample makers who cut, sew and assemble the new designs and fabrics into the latest styles. Eventually, our goal is to use our storefront to test our new products. We believe that the WHITEBOY® store will be one of the most useful resources for product development. We intend to then select the most successful new products in the WHITEBOY® store and expand them for our eventual worldwide sales team to sell and distribute. We believe that this will be a cost-effective method to test new product without the full cost of sampling. The process of sampling is continuous and crucial to our success. We expect that the development of new and innovative products is one of the main factors to achieving success. The Company also routinely conducts focus groups with our target market to learn their opinions on our designs, marketing direction and to better understand pop culture.

Intellectual Property.

We hold several trademarks in various countries and classifications. Our principal marks, WHITEBOY® and BLACK JESUS®, were registered for use on various clothing items with the U.S. Patent and Trademark Office in 2004.  We have also applied to use the WHITEBOY® mark on musical sound recordings, entertainment services, jewelry, bumper stickers, sports and tote bags, belt buckles, and skate and snowboarding equipment, and these applications are currently pending.  In addition, we soon intend to seek to secure the Madrid Protocol in Class 25(apparel) for the mark WHITEBOY® and eventually for the mark BLACK JESUS®. This is a single filing that provides rights in 60 countries at the cost of approximately $15,000 each. We currently have rights for WHITEBOY® in apparel in the United States, Canada, Japan, Australia and 25 countries in Europe.  We own the domain names www.theblackjesus.com, www.WHITEBOYstore.com, www.getcocky.com and www.WHITEBOYstore.net.  We rent the domain name www.WHITEBOY.com, and we are pursuing acquiring ownership of the name. The cost of renting the name is included in our website hosting fees.  We have also registered our rooster logo design for use on musical sound recordings, and have applied to register that design for use on clothing and related accessories, snow and skateboards.

Our Website.

Our website is located at www.WHITEBOY.com and we own the content on that website. The site features ordering information, news of upcoming publicity and musical events and content of interest to our target market.  The site is hosted by Globat.com, a hosting service for websites and email.  We administer the site, which includes effecting updates and monitoring associated email accounts.  Our web store is hosted by Wing Interactive, a provider of secure e-commerce web commerce sites and we administer the web store for pricing and items offered.   Our annual hosting fees are less than $1,000 per year, though our contracts for these services are on a month-to-month basis and can be cancelled at anytime.  We believe that we could obtain these services from other providers at comparable rates without difficulty. Our website is not a part of this report.

Employees.

We have 12 full-time employees, plus six independent contractors.  We believe relations with our employees are good.  None of our employees or independent contractors is covered by any collective bargaining agreements.  We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified managerial personnel.

Facilities.

We lease approximately 4,000 square feet of office and sample production space in Los Angeles at 2222 Suite B, East Washington Blvd, Los Angeles, CA 90021.  The lease term expires in July 2006, with an option to extend for another 24 months.  The base rent is $2,500 per month, subject to cost of living adjustments. We believe these facilities are adequate for our purposes, and that alternative suitable facilities would be readily available if required.

Legal Proceedings

We are not subject to any pending legal proceeding, nor are we aware of any threatened claims against us.

Risk Factors

Forward Looking Statements

Any investment in the Company’s Common Stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase the Company’s Common Stock. The Company’s business, financial condition and results of operations could be materially adversely affected by these risks if any of them occur. The trading price of   the Company’s Common Stock could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected the Company’s financial condition and operating results in the past or are currently affecting the Company. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this report.

Information specified in this report contains “forward looking statements” which can be identified by the use of forward-looking terminology, such as “believes,” “could,” “possibly,” “shall,” “probably,” “anticipates,” “predicts,” “estimates,” “projects,” “expects,” “may,” or “should” or other variations thereon or similar words.  Those statements are subject to certain risks, uncertainties and assumptions.  No assurances can be given that the future results anticipated by those forward-looking statements will be achieved.  The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.

RISKS RELATED TO OUR BUSINESS

The Company recently acquired Sub-Urban which had a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of a new business enterprise. Prior to the acquisition of Sub-Urban, the Company had no operations.

We have incurred losses since inception, including a loss of $2,689,842 in 2005, and expect to incur net losses for the foreseeable future.

Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market and developing our products and services. To implement our business plan, we will be required to obtain additional financing. We cannot guaranty that such additional financing will be available.  In the absence of additional financing we may be required to significantly reduce our operations.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage companies. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We cannot guaranty that we will be able to achieve profitable operations or, if profitability is achieved, that it will be maintained for any significant period, or at all. If we are unable to achieve profitable operations, investors will likely lose their entire investment.

We may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth.  Our business strategy involves leveraging brand acceptance into profitable sales and licensing opportunities. Our ability to implement this business strategy is dependent on our ability to:

•         Expand our product development;

•         Identify and engage additional business opportunities;

•         Sell our products to end consumers;

•         Establish brand recognition and customer loyalty; and

•         Manage growth in administrative overhead costs.

In assessing our ability to meet these challenges, a potential investor should take into account our lack of operating history and brand recognition, our significant losses since inception, our management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions and consumer discretionary spending habits. Our growth is largely dependent on our ability to successfully implement our business strategy. Our revenues will be adversely affected if we fail to implement our business strategy or if we divert resources to a business strategy that ultimately proves unsuccessful.

Our continued development involves other significant risks, including but are not limited to:

                An unproven business model;

                Negative net cash flow since inception;

                High investments in product development and marketing programs.

                No guaranty of acceptance of our products and services.

                Changes in style and trends.

                Raw material shortages.

                Changes in consumer spending.

We depend on independent manufacturers and suppliers of raw materials, which reduces our ability to control the manufacturing process, which could harm our sales, reputation and overall profitability.

We depend on independent contract manufacturers and suppliers of raw materials to secure a sufficient supply of raw materials and maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, labor shortage, continuing cost pressure and increased demands for product innovation and speed-to-market. This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability.

We do not have long-term contracts with any of our independent contractors and any of these contractors may unilaterally terminate their relationship with us at any time. While we believe that there are an adequate supply of contractors to provide products and services to us, to the extent we are not able to secure or maintain relationships with independent contractors that are able to fulfill its requirements, our business would be harmed.

We have initiated standards for our suppliers, and monitor our independent contractors’ compliance with applicable labor laws, but we do not control our contractors or their labor practices. The violation of federal, state or foreign labor laws by one of our contractors could result in us being subject to fines and our goods that are manufactured in violation of such laws being seized or their sale in interstate commerce being prohibited. To date, we have not been subject to any sanctions that, individually or in the aggregate, have had a material adverse effect on our business, and we are not aware of any facts on which any such sanctions could be based. There can be no assurance, however, that in the future we will not be subject to sanctions as a result of violations of applicable labor laws by our contractors, or that such sanctions will not have a material adverse effect on our business and results of operations.

We have limited existing brand identity and customer loyalty; if we fail to develop and maintain our proposed brand, our business could suffer.

The Company must establish a strong brand identity in order to be successful in a highly competitive environment. We have determined that there is an affinity to the term “WHITEBOY®” within our targeted consumer group, but this is no guaranty that the Company will be able to establish brand loyalty. Our targeted consumer must quickly identify the brand “WHITEBOY®” with its corresponding logos and icons.

We may not be able to operate profitably if we fail to anticipate and interpret fashion trends.

We believe that our success depends in part on our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. We propose to target the market of young people aged 13 through 29 who identify with the “urban” and/or “board” segments of that market. We cannot guaranty that we will be successful in anticipating consumer tastes and preferences. If we misjudge the market for our proposed line of clothing and accessories, we may be faced with a significant amount of unsold inventory, which could keep us from generating profits.

Our inability to obtain sufficient financing will harm our development and growth strategy. We will require substantial amounts of working capital to fund our business and we cannot guaranty that additional financing will be available. We expect to require substantial additional capital to fund our development and operating expenses.  We cannot be certain that any additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain sufficient additional capital when needed, we could be forced to alter our business strategy, delay or abandon some of our development plans or terminate our operations. In addition, if we raise additional funds through the issuance of equity, equity-linked or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our Common Stock and our stockholders may experience additional dilution.

We currently operate two principal brands, WHITEBOY® and BLACK JESUS. If we are unable to successfully market and distribute these brands, or if the recent popularity of “urban” and “board” related brands decreases, or if we are unable to execute on our multi-brand strategy to acquire and/or license additional companies and/or brands, as applicable, identified by our management from time to time, our results of operations and financial condition will be adversely affected.

Our operating results may fluctuate significantly.  Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include:

•         the timing of our introduction of new product lines;

•         general economic and industry conditions that affect consumer spending and retailer purchasing;

•         the availability of manufacturing capacity;

•         the seasonality of the markets in which we participate;

•         the timing of trade shows;

•         the product mix of customer orders;

•         the timing of the placement or cancellation of customer orders;

•         the weather;

•         transportation delays;

•         quotas and other regulatory matters;

•         the occurrence of charge backs in excess of reserves; and

•         the timing of expenditures in anticipation of increased sales and actions of competitors.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance.

The financial condition of our customers could affect our results of operations.  Certain retailers, including some of our customers, have experienced in the past, and may experience in the future, financial difficulties, which increase the risk of extending credit to such retailers and the risk that financial failure will eliminate a customer entirely. These retailers have attempted to improve their own operating efficiencies by concentrating their purchasing power among a narrowing group of vendors. There can be no assurance that we will remain a preferred vendor for our existing customers. A decrease in business from or loss of a major customer could harm our results of operations. There can be no assurance that our factor will approve the extension of credit to certain retail customers in the future. If a customer’s credit is not approved by the factor, we could assume the collection risk on sales to the customer itself, require that the customer provide a letter of credit, or choose not to make sales to the customer.

Our business is subject to risks associated with importing products.   A portion of our import operations are subject to tariffs imposed on imported products and quotas imposed by trade agreements. In addition, the countries from which our products are imported may from time to time impose additional new duties, tariffs or other restrictions on its imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs or similar laws, could harm our business. We cannot assure that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties assessed on products or other materials manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting duties or restrictions on products that may be imported into the United States from a particular country.

Our ability to import raw materials in a timely and cost-effective manner may also be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes. These problems could require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

We may not be able to adequately protect our intellectual property rights.  The loss of or inability to enforce our trademarks, including “WHITEBOY®,” or any of our other or future proprietary or licensed trademarks, designs, patents, know-how and trade secrets could adversely affect our business. If any third party copies or otherwise gains access to our trademarks or other proprietary rights, or develops similar products independently, it may be costly to enforce our rights and we would not be able to compete as effectively. Additionally, the laws of foreign countries may provide inadequate protection of intellectual property rights, making it difficult to enforce such rights in those countries.

We may need to bring legal claims to enforce or protect our intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, third parties may bring claims against us alleging that we have infringed on their intellectual property rights or that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse affect on our business.

The loss of our designers and creative staff would harm our future development and could significantly impair our ability to achieve our business objectives.    Our success is largely dependent upon the expertise and knowledge of our management and our principal creative staff, and our ability to continue to hire and retain other key personnel. The loss of any of our key personnel could have a material adverse effect on our business, development, financial condition, and operating results. We do not maintain “key person” life insurance on any of our management or key personnel.

RISKS RELATED TO OUR INDUSTRY

Our sales are heavily influenced by general economic cycles.  Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of our consumers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

The apparel industry is highly competitive. We face a variety of competitive challenges including:

•         anticipating and quickly responding to changing consumer demands;

•         developing innovative, high-quality products in sizes and styles that appeal to consumers;

•         competitively pricing our products and achieving customer perception of value; and

•         the need to provide strong and effective marketing support.

We must successfully gauge fashion trends and changing consumer preferences to succeed.  Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies retail and customer demand in a timely manner. The apparel business fluctuates according to changes in consumer preferences dictated in part by fashion and season. To the extent we misjudge the market for our merchandise, our sales may be adversely affected. Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising and marketing staff. Competition for these personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

Our business may be subject to seasonal trends. In the experience of our management, operating results in the targeted apparel industry in which we operate have been subject to seasonal trends when measured on a quarterly basis. This trend is dependent on numerous factors, including:

•         trends among young shoppers;

•         holiday seasons;

•         climate;

•         economic conditions; and

•         numerous other factors beyond our control.

Distributors may not accept our merchandise.  In order to generate sales of our proposed apparel and accessory lines, we need to develop relationships with clothing manufacturers and distributors, and establish channels of distribution. We cannot guaranty that we can establish distribution in key locations through retail distributors of specialty shops and through chain stores. It is uncertain that our fashions or any new products or collections that we may add in the future will achieve success or profitability. Introducing new collections and products under a private label generally entails relatively high start-up costs and inefficiencies in producing, distributing, and marketing the initial limited quantities of such products. However, due to inefficiencies associated with operating a private label, we may not be able to obtain a sufficient inventory in these products. We cannot guaranty that any collection or product which we may introduce will achieve profitable sales levels. Expanding our operations or lines of merchandise also could require capital greater than our cash flow or available credit resources.

Our success depends on our ability to attract and retain high quality management and independent contractors. We face significant competition in the recruitment of qualified employees. We also rely on the services of independent contractors for production and some our marketing, advertising and public relations programs.  Our business may suffer if we are unable to recruit or retain a sufficient number of qualified employees, the costs of employee compensation or benefits increase substantially or the costs of outsourcing certain tasks to third party providers increase substantially. In addition, we will likely expend resources in training new employees and should we experience a high turnover during the course of our business, we may incur additional recruiting and training costs and our business may suffer.

Our Articles of Incorporation and our Bylaws limit the liability of our officers and directors and include a provision eliminating or limiting the personal liability of our directors to the Company and its shareholders for damages for breach of fiduciary duty as a director. Moreover, the Corporation Code of Nevada provides for the indemnification, under certain circumstances, of officers and directors. Accordingly, will directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

We do not anticipate paying dividends on our Common Stock in the foreseeable future; but, rather, we plan to retain earnings, if any, for the operation and expansion of our business.

Risks Related to Our Securities

A purchase of our Common Stock is speculative and involves significant risks. The Common Stock should not be purchased by any person who cannot afford the loss of his or her entire purchase price for the Common Stock.  A purchase of the Common Stock would be “unsuitable” for a person who cannot afford to lose his or her entire purchase price for the Common Stock. Since its quotation on the OTC Bulletin Board, there has not been any material trading in our Common Stock. Our Common Stock does not currently meet the listing standards of the NASDAQ Stock Market and may never meet those standards. The lack of such a listing adversely affects the pricing and execution of trades in our Common Stock.

If a market for our Common Stock ever develops, it might initially be considered “penny stock,” which would make it more difficult for you to sell our shares. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny-stock transactions. Accordingly, you may not always be able to resell shares of Common Stock publicly at times and prices that you feel are appropriate.

Even if a trading market is established for our Common Stock, you should expect the prices at which our stock is traded to be highly volatile. The expected volatile price of our stock will make it difficult to predict the value of your investment, to sell your shares at a profit at any given time, or to plan purchases and sales in advance. A variety of other factors may also affect the market price of our Common Stock. These include, but are not limited to:

•	publicity regarding actual or potential product developments by our competitors or us;

•	delays or failures in initiating, completing or shipping current and new products ,

•	achievement or rejection of future trademark approvals by us;

•	announcements of product innovations by our competitors or us;

•	developments concerning proprietary rights, including patents; trademarks,

•	developments concerning our collaborations;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our Common Stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for apparel companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance.

DISCLOSURE OF OPINION OF SECURITIES AND EXCHANGE COMMISSION REGARDING INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities resulting from violations of the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Our ability to succeed will depend on the ability of our management to control costs.  We have used reasonable efforts to assess and predict costs and expenses based on experience of our management.  However, we have a short operating history upon which to base predictions.  Implementing our business plan may require more employees, equipment, supplies or other expenditure items than we have predicted.  Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than our estimates, which could result in sustained losses.

Item 2.02. Results of Operations and Financial Condition

Management Discussion and Analysis and Plan of Operation

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this filing. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. We refer you to the cautionary statement regarding forward-looking statements included at the beginning of this report.

Our audited financial statements are stated in United States dollars and are prepared in conformity with United States Generally Accepted Accounting Principles. Prior to the Merger, the Company had nominal operations, assets and liabilities. Accordingly, the amounts included in the following discussion and analysis are for Sub-Urban, prior to the Merger.

Forward-Looking Statements

The forward-looking comments contained in this discussion involve risks and uncertainties. Our actual results may differ materially from those discussed here due to factors such as, among others, limited operating history, intense competition and substantial risk in the apparel industry. Additional factors that could cause or contribute to such differences can be found in the following discussion, as well as in the section entitled “Risk Factors” in section 2.01 above.

Overview

Through our wholly owned subsidiary Sub-Urban, we design and manufacture lifestyle apparel currently under the WHITEBOY® brand. Our goal is to become a leading designer and marketer of leading edge, name brand apparel and accessories, marketed primarily to 13 to 29 year old men and women.

Our offices are located at 2222 E. Washington Blvd., Suite B, Los Angeles, California 90021 and consist of approximately 4,000 square feet of office space that we rent at a rate of $2500 per month. Our telephone number is 213.229.2885. We ship our products from a contracted distribution facility in Gardena, on a month-to-month contract.

We market and distribute our products by attendance at industry and trade shows and by selling direct and by entering into sales agency or independent agents, each of whom market and sell our products in its respective territory. We currently have agreements in place with commissioned sales agents and independent representative where these agents and representatives earn sales commissions or up to 10%.

Plan of Operation

Since its inception, Sub-Urban has dedicated its efforts to implementation of a start-up plan intended to secure the financing and management team necessary for the launch of its operations. As described in the “Our Business” section of Item 2.01, above, our management team is in place and we have started executing our business plan designing and marketing our products. The other key elements of our plan are the completion of a merger with a public company and the completion of a bridge financing and private placement. The Company believes that upon successful completion of these steps, it will be able to continue the design and marketing of its products. However, there are many factors that may influence the Company’s ability to achieve this timeline, as discussed in detail in the section entitled “Risk Factors” under Item 2.01 above.

The completion of the Merger satisfies the second aspect of Sub-Urban’s start-up plan. Sub-Urban believes that a merger with a public company will afford increased market liquidity and enhanced access to the capital markets, in order to better manage and satisfy its significant operational funding requirements. Further, management believes that status as a public company may provide the means to use securities of a publicly-traded company to make further acquisitions of assets or businesses in support of the intended long-term growth of the company’s business and may offer a competitive advantage when competing with other parties in the marketplace for such acquisitions.

Financial Condition

Sub-Urban incurred net losses of $2,641,125, $1,708,142 and $904,002 for the years ended December 31, 2005, 2004, and 2003, respectively, and had negative operating cash flows of $914,598, $1,285,054 and $927,660 for the respective periods. These factors raise substantial doubt about the Sub-Urban’s ability to continue as a going concern without additional financing to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. Management is taking action to address these matters, which include the retention of experienced management personnel with particular skills in the development and commercialization of WHITEBOY® brand of products. The Company believes it can develop new customers and sales channels. Management is currently seeking commitments for purchases of WHITEBOY® products.

Capital Requirements

Liquidity and Capital Resources.

Our only material source of capital has been proceeds from financing, primarily through convertible notes payable, bridge financing notes payable, and cash from revenues. We will require additional financing and there is no assurance that such additional financing will be available.

At December 31, 2005 our total assets were $71,576 of which $1,867 consisted of cash. At December 31, 2004 our total assets were $140,029 of which $12,582 consisted of cash. At December 31, 2003 our total assets were $149,414 of which $12,174 consisted of cash.

At December 31, 2005, 2004, and 2003, Sub-Urban’s total liabilities were $3,970,174, $2,576,318 and $1,008,402, respectively.

ASSETS. Sub-Urban’s current assets totaled $61,334, $127,484, and $137,588 at December 31, 2005, December 31, 2004, and 2003, respectively. The decrease in current assets from 2004 to 2005 is primarily due to a decrease in inventory and accounts receivable. At December 31, 2005, Sub-Urban’s assets consisted primarily of net inventory of $51,675.

LIABILITIES AND WORKING CAPITAL. Sub-Urban’s current liabilities totaled $2,751,347, $1,628,341 and $1,008,402 at December 31, 2005, 2004 and 2003, respectively. The increase in current liabilities in 2005 is primarily due to an increase of convertible notes payable of $772,022 for working capital requirements, an increase of accounts payable of $195,473, an increase of accrued salary related expenses of $135,181, an increase of accrued expenses of $114,467, an increase of accrued interest of $113,119 and an increase of dividends payable on preferred stock of $48,717. The increase in current liabilities in 2004 is primarily due to an increase of convertible notes payable of $265,754, an increase of notes payable of $137,397, an increase of accounts payable of $77,286, and an increase of related party notes payable of $73,585.

Sub-Urban’s long term liabilities totaled $1,218,827 and $947,977 at December 31, 2005 and December 31, 2004 respectively. The Company had no long-term liabilities at December 31,

2003. The increase in long-term liabilities in 2004 is due to the conversion of $745,000 of notes payable plus accrued interest of $67,552, to preferred stock at $0.375 per share, which was mandatorily redeemable in July of 2007, at a premium. In 2005 and 2004, the Company recognized a preferred stock redemption liability of expense of $270,850, and $135,425, respectively. Immediately prior to the Merger, the preferred stock converted to 2,859,863 shares of Sub-Urban’s common stock.

CAPITAL RESOURCES. In the absence of significant sales and profits, the Company may seek to raise additional funds to match its working capital requirements. Historically, management has been able to raise additional capital. Subsequent to December 31, 2005, the Company obtained an additional $1,429,600 in capital. The proceeds were used for working capital, repayment of $445,392 of note obligations plus related accrued interest, and design and production for the 2006 WHITEBOY® product-line. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. In an effort to address the above issues, the Company is focused on continuing its revenue growth and raising additional capital. Although the Company believes that it will obtain the additional financing, there is no assurance that such financing will be available in the amount or on the terms necessary to sustain the Company’s operations. Additionally, The Company is a specialty urban apparel brand of fashionable and contemporary apparel and accessory items designed for consumers with a young, active lifestyle. The Company’s success is dependent on its ability to gauge the fashion tastes of its customers and to provide merchandise that satisfies customer demand. The Company’s failure to anticipate, identify, or react to changes in fashion trends could adversely affect its results of operations.

DEBT REPAYMENT. The Company intends to use a portion of the net proceeds from any future financings to repay the principal and interest fees on its non-convertible notes totaling $181,568 as of December 31, 2005. The Company believes that some as yet unknown amount of its outstanding convertible notes in the aggregate principal amount of $1,782,569 as of December 31, 2005 may elect to convert to common stock of the Company.

Results of Operations

The year ended December 31, 2005 vs. December 31, 2004

We recorded sales of $141,206 for the year ended December 31, 2005 and $271,731 for the year ended December 31, 2004, a decrease of 48%. In early 2005, the Company stopped featuring its then current products due to changing our target market, and elected to revamp its designs and product image, and contracted with a new men’s wear designer in the early 2005, which was subsequently hired in January 2006. Gross profit for the year ended December 31, 2005 was $$37,652 or 27% compared to $8,689 or 3% for 2004. This margin increase was primarily impacted by production cost improvements.

Selling expenses totaled $260,453 for the year ending December 31, 2005 compared to $420,868 for the year ended December 31, 2004, a decrease of 38%. This decrease was primarily impacted by the reduction in sales commissions and advertising.

Product Development expense totaled $170,142 for the year ending December 31, 2005, compared to $223,765 for the year ended December 31, 2004, a decrease of 24%. This decrease was primarily impacted by reduced product design costs.

General and administrative expenses for the year ended December 31, 2005 totaled $1,725,098 as compared to $816,577 for the year ended December 31, 2004, an increase of 111%. This increase was primarily impacted by increased officers salaries of $163,431, increased professional fees of $235,363, and increased non-cash compensation of $516,063 for the Black-Scholes values of vested options. The principal components for the year ended December 31, 2005 are professional fees of $352,669, officer’s salaries of $259,431, investment banking fees of $104,572, general and administrative salaries of $93,679 and non-cash compensation of $516,063 for the Black-Scholes values of vested options.

Other expenses for the year ended December 31, 2005 totaled $523,084 as compared to $255,621 for the year ended December 31, 2004, an increase of 105%. This increase was primarily impacted by increased interest expense of $72,577,and increased accretion from the preferred stock redemption value of $135,425.

The net loss before income taxes for the year ending December 31, 2005 was $(2,641,125) versus a net loss of $(1,708,142) for the year ending December 31, 2004.

Off Balance-Sheet Arrangements

As of the Merger date, the Company had no off-balance sheet arrangements.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out method. The Company’s inventory consists solely of finished goods. The Company continually evaluates its inventories by assessing slow moving products. Market value of inventory is estimated based on historical sales trends for individual product lines, the impact of market trends, an evaluation of economic conditions and review of current sales orders.

The Company recognizes revenue upon the delivery of its product to its customers. The Company charges shipping and handling costs for inventory and sales items to cost of sales and inventory. Shipping costs recovered from customers is recorded as freight revenue and included in net sales. Revenue is recorded net of an allowance for estimated returns, price concessions, and other discounts. Such allowance is reflected as a reduction to accounts receivable when the Company expects to grant credits for such items; otherwise, it is reflected as a liability.

The Company has elected to follow Financial Accounting Standards Board Statement No. 123 (Accounting for Stock-Based Compensation) in accounting for its employee and non-employee stock options. Accordingly, the Company determined compensation costs based on the fair value at the grant date for its stock options using the Black-Scholes valuation method. The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The Company’s options do not have the characteristics of traded options. The option valuation models do not necessarily provide a reliable measure of the fair value of its options).

The Company accounts for stock warrants issued to third parties in accordance with the provisions of the Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, and EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Under the provisions of EITF 96-18, because none of the Company’s agreements have a disincentive for nonperformance, the Company records a charge for the fair value of the portion of the warrants earned from the point in time when vesting of the warrants becomes probable. Final determination of fair value of the warrants occurs upon actual vesting. EITF 01-9 requires that the fair value of certain types of warrants issued to customers be recorded as a reduction of revenue to the extent of cumulative revenue recorded from that customer.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4.”  The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position and the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67.”  The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.”  The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The Company has chosen early adoption of SFAS 123(R), beginning with the Company’s inception on March 24, 2003.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions—FSP FAS 109-1, Application of SFAS Statement 109 “Accounting for Income Taxes” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, this statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe adoption of SFAS No. 154 will have a material effect on its financial position, results of operations or cash flows.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.

In June 2005, the EITF reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its financial position or results of operations.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-02, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.’”  EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. The Company does not expect there to be a material impact from the adoption of EITF 05-02 on its financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-07, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues.”  EITF 05-7 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. The Company does not expect there to be a material impact from the adoption of EITF 05-07 on its financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-08, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.”  EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. The Company does not expect there to be a material impact from the adoption of EITF 05-08 on its financial position, results of operations, or cash flows.

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the Merger, the Company issued and exchanged (i) 31,673,363 fully paid and nonassessable unregistered shares of the Company’s $.001 par value Common Stock for all 31,673,363 issued and outstanding shares of the no par value Common Stock of Sub-Urban held by the Sub-Urban Common Stock holders and (ii) $2,734,900 face amount of convertible promissory notes convertible into the Common Stock of the Company at a range of prices from $0.250 per share to $0.375 per share, and subject to respective conversion price adjustments, in exchange for a like face amount of promissory notes held by the Sub-Urban convertible note holders, convertible into the Common Stock of the Company at the same exercise price per share as provided in the promissory notes of Sub-Urban (iii) 16,822,245 Common Stock purchase warrants, held by Sub-Urban warrant holders, on a one-for-one basis for outstanding warrants and exercisable at the same prices and terms per share as the warrants of Sub-Urban and (iv) 7,732,698 stock options convertible in the Common Stock of Sub-Urban, held by Sub-Urban stock option holders on a one-for-one basis and exchanged for outstanding options and exercisable at the same price and terms per share as the options of Sub-Urban.

All of the Company’s securities were issued directly to the Sub-Urban security holders on the closing date of the Merger.

The issuance of the above referenced securities of the Company and the reservation of shares of Common Stock to be issued upon exercise of the Notes, options and warrants assumed in connection with the Merger were not registered under the Securities Act, and were issued in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The securities may not be offered or sold in the United States in the absence of an effective registration statement, or exemption from the registration requirements.

Item 5.01. Changes in Control of Registrant

In connection with the Merger, each outstanding share of Common Stock of Sub-Urban was exchanged for one share of Common Stock of the Company. All convertible notes, outstanding options and warrants to purchase Common Stock were assumed by the Company and options and warrants were converted into options and warrants to purchase shares of Common Stock of the Company on a one-for-one.  The Merger resulted in a change of control of the Company, with the former stockholders of the Company owning approximately 31.4% of the Company’s outstanding Common Stock, (or approximately 17.78% assuming the conversion of all outstanding options and warrants) and the stockholders of Sub-Urban owning 68.6% of the Company’s outstanding common stock. The description of the Merger is set forth above under “Item 2.01. Completion of Acquisition or Disposition of Assets”

Item 5.02. Departure of Directors or Principal Officers, Election of Directors, or Appointment of Principal Officers

Directors and Executive Officers

Dina Staheli, the Company’s Chief Executive Officer, Chief Financial Officer and sole director, resigned her positions with the Company effective upon May 11, 2006 in accordance with the terms of the Agreement.

Effective as of May 11, 2005, in accordance with the terms of the Agreement, the newly appointed principal officers and directors of the Company are listed below:

Name	Age	Position
Joseph Shortal	42	Chief Executive Officer and Director
Meredith Feldman	35	President
Mark Jacobs	36	Secretary, Treasurer, VP of Marketing
Jack Mott	52	Chief Financial Officer, Chief Operating Officer, Director
John Koufis	40	Director
Kenard Gibbs	41	Director
David Howitt	37	Director

Executive Officers.

Joe Shortal —Director, CEO of the Company and Co-Founder of Sub-Urban.  Mr. Shortal is one of our founders, and has been our Chief Executive Officer and Chairman of our Board of Directors from 2003 to the present.  From 2000 to 2003, Mr. Shortal was a Vice President for CIGNA Corporation and also managed CIGNA’s National Account division representing over $600 million in new business, annually. Mr. Shortal was responsible for sales, marketing, account management and product development for corporations with 10,000+ employees. Mr. Shortal was also the top salesman for CIGNA Group Insurance in 5 consecutive years prior to his management role.  In addition, Mr. Shortal was co-founder of a not-for profit organization called YoungMusician.com.  Mr. Shortal earned his Bachelor of Science in Mathematics and Mass Communications from Southern University of Illinois in 1987.

Meredith Feldman — President.  Ms. Feldman joined us in 2005 as our President.  From 1999 to 2005, Ms. Feldman was the CEO and Founder of Noa Lily, Inc., a children’s wear line.  Prior positions include Product Manager for The Limited, Inc., where Ms. Feldman managed a $300 million line of woven products from design and production to sales and merchandising. Ms. Feldman also served as a national merchandiser for The Gap and a buyer for Bloomingdales, representing several different departments.  Ms. Feldman earned her Bachelor of Arts degree in Criminal Justice and Sociology from George Washington University in Washington, D.C.

Jack Mott CPA, MBA— Director, CFO and COO.   Mr. Mott joined us in October 2005.  Mr. Mott is an experienced Chief Financial Officer, Operations Vice President, Business Development Vice President, Corporate Secretary, and Certified Public Accountant, with hands-on start-up financial and operations experience.  Mr. Mott served as Chief Financial Officer, and Vice-President of Operations & Administration of TransDimension, Inc. from January 2001, through February 2004, then as a consultant to Transdimension through its acquisition by Oxford Semiconductor in September 2005.  Mr. Mott also worked in management, finance, manufacturing, marketing and sales with Levi Strauss, Arthur Andersen and Xerox Corporation.  He has extensive consulting experience with larger companies.  Mr. Mott also spent Four years of his early career with a major department store chain in retail sales, promotions and finance.  Mr. Mott earned his Bachelor of Science degree in Accounting and Economics from Loyola University, Los Angeles, in 1975, and his Masters in Business Administration from Loyola Marymount University, California, in 1981.  Mr. Mott has been a Certified Public Accountant in California since 1977.

Mark Jacobs — VP of Marketing/Secretary/Treasurer.  Mark Jacobs is one of our original founding members and has served as our Vice President of Marketing, Secretary and Treasurer since 2003. For eight years prior to joining us, Mr. Jacobs ran the Santa Monica based advertising & design agency, Jakes Design, working with established firms and start-ups to establish identity, marketing direction, advertising campaigns and collateral for both traditional and online applications.  Mr. Jacobs earned his Bachelor of Arts degree from the University of Missouri in 1992.

Board of Directors

John Koufis — Since 2001, Mr. Koufis has served as CFO and Executive Vice-President for Knights Apparel, where he manages all financial operations. Knights Apparel is the largest supplier of licensed college apparel in the United States.  Mr. Koufis works with our management team assisting in developing financial protocols and tools for forecasting, cost reduction and cash flows.  Mr. Koufis earned his Bachelor of Science degree in 1987 from DePaul University, and is a Certified Public Accountant licensed in Illinois in 1990.

Kenard Gibbs - As VIBE President, where he has been employed since 1993, Kenard Gibbs oversees all aspects of VIBE Magazine, the nation’s leading resource in urban music and culture, and its numerous brand extensions. He directs all strategic positioning and business development at VIBE as well as managing the advertising, event marketing, and public relations departments. During his tenure, Mr. Gibbs has spearheaded the launch of VIXEN, been an executive producer for the VIBE Awards and launched VIBE ON DEMAND, VIBE branded CDs and DVDs, VIBE ON FILM, The URBANWORLD VIBE FILM FESTIVAL, and VTV — VIBE ONLINE TELEVISION, among others. He previously served as an agency principal at TMP Worldwide, an executive-search firm based in Chicago, where he was responsible for recruiting executive officers for companies in the Internet, entertainment, and technology industries. Mr. Gibbs experience also includes acting as a client service executive at Leo Burnett Company, where he was involved in the development of advertising campaigns and retail advertising strategies for brands such as Marlboro, Miller Beer, and Sealy Posturepedic.  Gibbs holds a Masters degree in Marketing and Finance from Northwestern University’s Kellogg Graduate School of Management and a B.A. in Political Economy from Williams College.

David Howitt — Mr. Howitt is the CEO and President of The Meriwether Group, Inc. and Meriwether Capital Partners, LLC - firms that specialize in strategic business acceleration and venture funding for dynamic and disruptive brands and companies.  Prior to founding The Meriwether Group, Mr. Howitt was the Director of Licensing and Business Development for Adidas America, Inc., where he oversaw a $300 million dollar business unit that produced, marketed and sold a diverse line of athletic apparel and accessories.    He also served for several years as Corporate Counsel for Adidas.  Prior to joining Adidas, Mr. Howitt was an attorney in private practice with the law firm of Schwabe, Williamson and Wyatt.  David earned a BA from Denison University and a JD from the Lewis & Clark Northwestern School of Law.  Mr. Howitt currently serves on the Board of Directors for Halo Technologies, Inc. a reporting company.

Advisory Board Members.

Trent MacClean. Mr. MacLean is currently the President of Paige Premium Denim and was the former President and COO of Seven for all Mankind.  Prior to that, he was the President of Casual Brands for Liz Claiborne Inc.  Mr. MacLean provides direction to the Company in the areas of merchandising and sourcing.  He also assists in identifying talent for us.

Oscar Turner. Mr. Turner is a partner in Momentum Ventures, and was formerly the CFO of Knockout Holdings of Chicago, a maker of home and cleaning products, and affiliated with George Foreman, the former world heavyweight boxing champion.  Mr. Turner was also the vice-president of financial planning for Paramount Pictures in Hollywood, and previously held managerial positions at CompuServe, Columbus, Ohio, and Quaker Oats, Co., Chicago, Illinois.  Mr. Turner has provides consulting support to us.

Key Staff.

Marty Ross — National Sales Manager.  Mr. Ross joined us in November of 2005, with extensive experience in managing sales volumes in excess of $10 million annually.  At Caterpillar Apparel, he was National Sales Manager and VP Sales since 2004.  Mr. Ross previously served as a National Sales Manager/VP Sales Phillippe Marcel 2000-2004, where his accounts included Kohl’s, JCPenney, and May Corp.  For YMLA, Mr. Ross was the top producing salesman from 1997- 2000 and opened accounts including JCPenney, Kohl’s, May Corporate, Mervyns, Goody’s plus specialty stores. As National Sales Manager/ VP Sales for Crash Poets/ Blue Isle 1994-1997, Mr. Ross started Crash Poets and opened all Macy’s stores (includes Rich’s, Burdines), opened all May Corp stores, and opened specialty stores from coast to coast.   In 1992-1994, he headed the domestic knit division for Protest, was in charge of Manufacturing and oversaw a national sales volume of over $12 Million.  In 1990, Mr. Ross was the first salesman for Lucky Jeans.

Bradford Riedell — Men’s Designer.  Mr. Riedell has worked as a consultant for the Company since early 2005, and accepted a full time position on January 1, 2006 as Design Director for the men’s division. Brad, an alumnus from FIT in New York City, had his start 8 years ago at Desola Design firm, where he designed initial concept uniforms for Verizon. After Desola, he went on to work at Zoo York where he created graphics and designed clothing for the men’s street wear division. During his time at Zoo York, they merged with the larger Urban Company “Ecko”. He helped to launch a line that made Zoo York much more profitable. Brad then moved on to Phat Farm where he designed boy’s and men’s clothing as well as graphics. During this time he also helped in directing Touch Clothing a small Brooklyn clothing company.   Brad recently relocated to Los Angeles but has lived the last 8 years in NYC and will continue to get his influence and ideas from the constant movement of city life. Creating functional clothing that is also appealing visually as well.

Ashley Scranton — Women’s Design Director.  Ashley Scranton, is launching the new WHITEBOY® Women’s collection. Most recently she was Head Designer/Merchandiser for BUM Equipment for Wal-Mart Canada, where she designed collections for the women’s, girls and plus size departments.  Before BUM, she worked at Blue Marlin Corporation as the Knits designer for the Juniors sportswear division, with a full collection in denim, athletics, fashion tees and jackets. She also worked at Eckored, as part of the original team launching the juniors urban line, also a full collection, including denim, sweaters, knits, wovens and outerwear.  Her previous experience includes a strong background in juniors & private label, where she designed knits, lingerie and yoga wear for companies such as Wet Seal, Arden B, Forever 21, Alloy, Gadzooks, Tillys, Hot Topic, Windsor Fashions, Rampage and Target. She also launched Stuff by Hilary Duff for Target stores nationwide, which was a full collection for girl’s sizes 4-16. Ashley has also designed collections for People’s Liberation, Yamaha & Hein Gericke motorcycle jackets, and has done technical design for Mossimo and Adriano Goldschmeid’s Goldsign line.

Melanie Garman — Director of Production. Melanie Garman is the new Director of Production for Sub-Urban Industries. Most recently she was the Import Production Manager for Girl Skateboards, where she merchandised and produced the Fourstar brand in addition to managing all apparel production for Girl, Chocolate, and Ruby Republic.  Before Girl Skateboards, she worked at Global Clothing Network as the Import Production Manager and Technical Designer which produced private label woven goods for retailers such as Nordstrom, May Co., Federated, Forever 21, Tillys, and the Buckle. She also worked at Guess, Inc., as an Import Production Coordinator managing product development and production for Women’s and Men’s wovens, knits, sweaters and outerwear.  Her previous experience includes a strong background in product development for companies such as Volcom, Rip Curl, Quiksilver, Blue Marlin, Yamaha, Hein Gericke, Boom-Boom Jeans, and Tyler Trafficante.  Melanie also has a background in design and launched Pinq Caddi, a contemporary women’s golf line, at the 2006 PGA show.

Key Consultant.

Caroline Rothwell — CEO and founder of CAROMARKETING.  Caroline Rothwell helped engineer one of the most successful clothing brands to enter the apparel market in the last five years. Ms. Rothwell served as both the COO and Vice President of Marketing/Licensing for Von Dutch. She was able to help take Von Dutch from $100K per month in shipping to over $12M per month within a 5 year period. Ms. Rothwell has won many top awards, including Brand Week’s Guerilla Marketer of the year in 2003. She has been on board with us for a month and has provided an immediate impact, transitioning us from “Street Wear” to “Contemporary.”

Employment Agreements

Mr. Shortal, Chief Executive Officer, is currently compensated at a salary of $150,000 per year, for a term of employment commencing and dated June 27, 2003 and terminating on the earlier of (a) June 27, 2006 absent any prior termination pursuant to (b), (c), or (d), plus automatic renewals for one year effective upon each annual anniversary of the date of his employment agreement (b) his death or permanent disability; (c) 30 days after a material breach by Mr. Shortal and notice by the Company to Mr. Shortal, if such breach remains uncured; or (d). 30 days after a material breach by the Company and notice by Mr. Shortal to the Company, if such breach remains uncured.  Mr. Shortal’s base compensation must not be less than the base compensation payable to any other senior executive of the Company.  If cash flow constraints preclude full payment of base salaries to all senior management employees of the Company, then Mr. Shortal agreed to defer, and accrue all or part of his base salary pari passu with deferments by other senior management employees; provided however that the aggregate accrual may not exceed an amount equal to one year’s annual base salary without Mr. Shortal’s consent.  As of the Merger date, Mr. Shortal’s salary deferment was $88,545.  The Company also furnishes Mr. Shortal with a Company — leased vehicle together with insurance and cell phone service, all without cost to Mr. Shortal.  In the event of a termination by the Company, or a material change in title, scope or nature of his duties, Mr. Shortal shall receive, in lieu of any damages, severance compensation comprised of (i) a lump sum payment in an amount equal to three times Mr. Shortal’s annual base compensation at the time of the severance event, plus (ii) for a period of three years following the severance event, a continuation of all fringe and other benefits inuring to Mr. Shortal at the time of the severance event.  Mr. Shortal is also a director of the Company and serves in that capacity without any additional compensation.  Mr. Shortal holds no options or warrants in the Company.

EXECUTIVE COMPENSATION

Summary Compensation Tables

Name	Position	Compensation for the period ended Dec. 31, 2005	Compensation for the period ended Dec. 31, 2004
Joseph Shortal	Chief Executive Officer and Director	$45,000 paid $6,750 accrued (a) $74,545 deferred (b)	$30,000 paid $19,000 deferred (b)
Meredith Feldman	President	$65,480 paid $18,750 accrued (a)(c)	—
Mark Jacobs	Secretary, VP of Marketing	$35,000 paid $5,250 accrued (a)	$37,000 paid
Jack Mott	Chief Financial Officer, Chief Operating Officer, Director	$9,850 paid $18,750 accrued (a)(d)	—

(a) Due to cash constraints, the Company accrued compensation costs from November 16, 2005 through December 31, 2005.

(b) Due to cash constraints, Mr. Shortal has elected to defer a portion of his salary.  At December 31, 2005, Mr. Shortal’s total salary deferral is $96,545.

(c) Employed on June 21, 2005

(d) Consulting services commenced on October 21, 2005

The following table sets forth the anticipated annual compensation of Sub-Urban’s chief executive officer and its three other officers for 2006.

Name	Position	Salary
Joseph Shortal	Chief Executive Officer and Director	Base of $150,000 per year, plus a pro-rated annual salary increase of 10%
Meredith Feldman	President	Base of $150,000 per year, plus a pro-rated annual salary increase of 10%
Mark Jacobs	Secretary, Treasurer, VP of Marketing	Base of $85,000 per year, plus a pro-rated annual salary increase of 10%
Jack Mott	Chief Financial Officer, Chief Operating Officer, Director	Base of $150,000 per year, plus a pro-rated annual salary increase of 10% and eligibility for a bonus of 20% to 33% upon achievement of targets

Option Grants and Exercises for Current Directors and Officers Since Inception

The following table shows options grants for the purchase of Common Stock to executives and directors of the Company.  There have been no exercises.

Name	Position	Date of Grant	Number of Options	Notes
Meredith Feldman	President	6/21/2005	3,000,000	Initial vesting of 500,000 options, with the balance vesting over 24 months, at an Exercise price of $0.25 per share
Jack Mott	CFO, COO, Director	10/21/2005	3,600,000	Initial vesting of 600,000 options, with the balance vesting over 24 months, at an Exercise price of $0.25 per share
David Howitt	Director	5/11/2006	300,000	Vesting monthly over 24 months, at an Exercise price of $0.25 per share
Kenard Gibbs	Director	5/11/2006	300,000	Vesting monthly over 24 months, at an Exercise price of $0.25 per share
John Koufis	Director	5/11/2006	300,000	Vesting monthly over 24 months, at an Exercise price of $0.25 per share

Director Compensation

Each independent director, who is not an employee or officer of the Corporation, will receive an annual director’s fee of $5,000, paid quarterly, plus 300,000 options for the purchase of our Common Stock at an exercise price of $0.25 per share, which vests monthly over a 24 month period. In addition, the Company will pay for all travel and entertainment expenses as it relates to the Company’s business.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of Common Stock of the Company beneficially owned immediately following the consummation of the Merger by (1) those persons or groups who beneficially own more than 5% of the Common Stock, (2) each executive officer and directors of the Company, and (3) all directors and executive officers of the Company as a group. The information below regarding directors of the Company reflects Dina Shaheli’s resignation from the Board of Directors and the new directors of the Company having been appointed as described under “Directors and Executive Officers.” For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. The following percentage information is calculated based on 46,173,363 shares of Common Stock that were issued and outstanding immediately following the closing of the Merger. Except as indicated below, the security holders listed below possess sole voting and investment power with respect to the shares beneficially owned by that person.

The address for each listed stockholders is c/o Sub-Urban Brands, Inc., 2222 E. Washington Blvd, Suite B, Los Angeles, CA 90021.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Beneficial Ownership
Joseph Shortal — Chief Executive Officer, Director	6,442,658	13.95%
Meredith Feldman — President (1)	1,836,806	3.83%
Jack Mott — CFO, COO, Director (2)	1,695,833	3.54%
Mark Jacobs — Secretary, Treasurer, V.P. Marketing	1,495,200	3.24%
David Howitt — Director (3)	25,417	*%
John Koufis — Director (3)	25,417	*%
Kenard Gibbs — Director (3)	25,417	*%
Vision Capital (4)	10,518,575	18.55%
Donald Wilson Trust (5)	6,041,644	11.57%
James Blondell (6)	5,779,600	12.52%
John Stamatis (7)	4,514,223	8.38%
CCN Worldwide, LLC	3,520,000	7.62%
Legend/Lynn Cole, LLC	3,720,000	8.06%
Richard Lusk	3,000,000	6.50%
Amos Varsha (8)	2,922,000	6.25%

All executive officers and directors as a group (7 people)	11,546,748	23.19%

(1) Comprised solely of shares obtainable upon exercise of vested options within 60 days. Total grant of 3,000,000 options for the purchase of common shares
(2) Comprised solely of shares obtainable upon exercise of vested options within 60 days. Total grant of 3,600,000 options for the purchase of common shares
(3) Comprised solely of shares obtainable upon exercise of vested options within 60 days. Total grant of 300,000 options for the purchase of common shares

(4) As of the Merger date, holds secured convertible notes payable, which with accrued interest are convertible into 3,018,575 shares of Common Stock. Also holds7,500,000 warrants for the purchase of Common Stock.

(5) As of the Merger date, holds secured convertible notes payable, which with accrued interest are convertible into 2,041,644 shares of Common Stock. Also holds 4,000,000 warrants for the purchase of Common Stock.

(6) A Founder of Sub-Urban Industries, and former officer. As of the Merger date, represents shares of Common Stock.

(7) As of the Merger date, holds 2,567,291 shares of Common Stock and secured convertible notes payable, which with accrued interest are convertible into 788,039 shares of Common Stock. Also holds 1,158,893 warrants for the purchase of Common Stock.

(8) May be deemed the beneficial owner of 2,922,000 shares. Beneficial ownership consists of the following: 618,000 shares of Common Stock, and 200,000 warrants for the purchase of Common Stock. In addition, Mgay, Inc., an entity controlled by Mr. Varsha, holds 1,704,000 shares of Common Stock, and 400,000 warrants for the purchase of Common Stock.

Board of Directors Meetings and Committees

The new Board of Directors of the Company intends to establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Company also intends to adopt a process for shareholders to send communications to the Board of Directors.

Item 8.01. Other Events.

Private Placement

Prior to the Merger, and subsequent to the issuance of Sub-Urban audited financial statements on March 28, 2006, Sub-Urban entered into a secured convertible note financing arrangement with Vision Capital in the amount of $750,000, and in connection with this financing issued i) a warrant for the purchase of 3,000,000 shares at a price of $0.25 ii) a unit purchase warrant consisting of a right to purchase 3,000,000 shares of Sub-Urban Common Stock at a price of $0.25 per share by January 18, 2007, plus a 3 year warrant for the purchase of 1,500,000 shares of Common Stock at an exercise price of $0.50 per share. In connection with a prior financing, Sub Urban also issued a warrant for the purchase of 2,000,000 shares of Common Stock at an exercise price of $0.25 per share.

As a result of the Merger, the Company obligated to perform Sub-Urban’s obligations under its agreements with the investors in prior private placements.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Financial statements of are included herein.

(b) Pro forma financial information.

PRO FORMA FINANCIAL INFORMATION

Pursuant to Agreement Sub-Urban Industries was acquired by the Company on May 11, 2006.

At the effective time of the merger, the Company issued to the stockholders of Sub-Urban such number of shares of the Registrant’s capital stock that represent approximately 82.2% of the aggregate outstanding shares of the Registrant on a fully diluted basis. Since the stockholders of Sub-Urban received the majority of the voting shares of the Company, Sub-Urban’s officers and directors became the officers and directors of the Company and the Company adopted the business plan of Sub-Urban. Sub-Urban is the accounting acquirer and the Company is the accounting acquiree. Since at the time of the Merger the Company was a publicly traded shell corporation, the transaction is being accounted for as a capital transaction. This transaction is equivalent to Sub-Urban issuing stock for the net assets of the Company, accompanied by a recapitalization of Sub-Urban. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities of the Co.

Pursuant to the Agreement,  (i) Each of 30,981,410, shares of Sub-Urban common, with a conversion adjusted quantity of 31,673,365 363 were exchanged for 31,365,363 shares of the Company’s Common Stock, (ii) $2,734,900 face amount of convertible promissory notes convertible into the Common Stock of the Company at a range of prices from $0.250 per share to $0.375 per share, and subject to respective conversion price adjustments, were exchanged for a like face amount of promissory notes held by the Sub-Urban Security Holders (iii) 15,878,603 Common Stock purchase warrants, with a conversion adjusted quantity of 16,822,245, were exchanged on a one-for-one basis and exercisable at the same price and terms per share as the warrants of Sub-Urban, and  (iv) 7,732,698 stock options were exchanged on a one-for-one basis and exercisable at the same price and terms per share as the stock options of Sub-Urban, all duly endorsed to the Company.

In June through October of 2003 the Company issued a series of notes payable, with interest at 10% which were converted to 2,167,910 shares of Series A Preferred Stock on June 27, 2004, for the principal amount of the note of $745,000, plus accrued interest of $67,552, at $0.375 per share. On the Merger closing date the preferred stock was converted to common stock. The effect of the Sub-Urban Industries preferred stock conversion to common stock was included in the pro-forma financial statements.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical balance sheet of Sub-Urban and the historical balance sheet of the Company, giving effect to the merger as if it had been consummated on December 31, 2005.  The unaudited combined Pro forma Historical Statements of Operations for Sub-Urban and the Company, gives effect to the merger for the twelve months ended December 31, 2005.

You should read this information in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Balance Sheet; and Statement of Operations, and

•	Separate historical financial statements of Sub-Urban Industries and Sub-Urban Brands as of and for the periods ended December 31, 2005.

We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position actually would have been had we completed the merger on December 31, 2005. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2005

			Adjustments		Combined
	Sub-Urban	D P & D	Dr	Cr	as adjusted
ASSETS
Current Assets
Cash and cash equivalents	1,867	14,947			16,814
Accounts receivable, net	7,755				7,755
Inventory, net	51,675				51,675
Prepaid expenses and advances	37				37
Total Current Assets	61,334	14,947	0	0	76,281

Property and Equipment (net of accumulated depreciation)	3,292	1,832			5,124
Deposits	6,950				6,950
Total Assets	71,576	16,779	0	0	88,355

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	296,641				296,641
Accrued salary, salary deferrals and paid time off	167,972				167,972
Accrued expenses	114,467	148			114,615
Accrued interest	164,762				164,762
Dividends payable — preferred stock	73,676		(a) 73,676		0
Convertible notes payable — net	1,782,569				1,782,569
Notes payable — related party		10,000			10,000
Notes payable	151,260				151,260
Total Current Liabilities	2,751,347	10,148	73,676	0	2,687,819

Long Term Liabilities
Redeemable Series A preferred stock	812,552		(b) 812,552		0
Preferred stock redemption premium, net	406,275		(c) 406,275		0
Redeemable preferred stock - net	1,218,827	0	1,218,827	0	0
Total Long Term Liabilities	1,218,827	0	1,218,827	0	0
Total Liabilities	3,970,174	10,148	1,292,503	0	2,687,819

Shareholders’ deficit
Common Stock	782,005	5,750		(a) (b) 886,228	1,673,983
Additional paid-in capital	1,028,845	34,250			1,063,095
Additional paid-in capital deferred options	-382,503				-382,503
Accumulated deficit	-5,326,945	-33,369		(c) 406,275	-4,954,039
Total Shareholders’ Deficit	-3,898,598	6,631	0	1,292,503	-2,599,464
Total Liabilities and Shareholders’ Deficit	71,576	16,779	1,292,503	1,292,503	88,355

Notes to UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(a) Pro forma adjustment to show the effect of converting the accrued preferred stock dividend to Common Stock.

(b) Pro forma adjustment to show the effect of converting preferred stock to Common Stock.

(c) Pro forma adjustment to eliminate the preferred stock redemption premium.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2005

			Adjustments		Combined
	Sub-Urban	D P & D	Dr	Cr	as adjusted

Revenue	141,206	3,145			144,351
Cost of revenue	103,554				103,554
Gross profit	37,652	3,145	0	0	40,797

Operating Expense
Selling expense	260,453				260,453
Product development	170,142				170,142
General and administrative expense	1,725,098	11,813			1,736,911
Total Operating Expense	2,155,693	11,813	0	0	2,167,506

Loss from operations	-2,118,041	-8,668	0	0	-2,126,709

Other Expense
Interest expense	177,925				177,925
Accretion of Series A Preferred Stock to redemption value premium	270,850			(a) 270,850	0
Charge related to beneficial conversion features	74,309				74,309
Total Other Expense	523,084	0	0	270,850	252,234

Net loss	-2,641,125	-8,668	0	270,850	-2,378,943

Series A Preferred Stock dividends	48,717				48,717

Net loss attributable to common stock shareholders	-2,689,842	-8,668	0	270,850	-2,427,660

Loss per weighted average share of common stock outstanding — basic and diluted	-0.09	0.00			-0.06

Weighted average shares outstanding — basic and diluted	29,004,597	14,500,000			43,504,597

Notes to UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(a) Pro forma adjustment to eliminate accretion expense for preferred stock converted to common stock.

(d) Exhibits

Exhibit		Registrant’s		Exhibit	Filed
Number	Description of Document	Form	Dated	Number	Herewith
3.1	Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations — Increase in authorized shares, dated April 18, 2006		April 18, 2006		X

3.2	Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations — name change to Sub-Urban Brands, Inc., dated April 27, 2006		April 27 2006		X

10.1	Agreement by and between Sub-Urban Brands, Inc., (formerly known as DP&D, Inc.), a Nevada corporation (“the Company”), Sub-Urban Industries, Inc., a California corporation (“Sub-Urban”), and the security holders of Sub-Urban, dated as of May 11, 2006.	8-K	May 11, 2006	2.1	X

10.2	Sub-Urban Industries, Inc. 2003 Equity Incentive Plan Key Features Summary		June 25, 2003		X

10.3	Sub-Urban Industries, Inc. Lease for premises at 2222 E. Washington Blvd. Los Angeles, CA		July 15, 2003

10.4	Employment Agreement between Sub-Urban Industries, Inc., Inc. and Joseph Shortal dated June 27, 2003.		June 27, 2003		X

23.1	Consent of Pohl, McNabola, Berg & Co. LLP, Independent Registered Public Accountants		May 14, 2006		X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUB-URBAN BRANDS, INC

Date: May 15, 2005	/s/ Jack Mott
Jack Mott, Chief Financial Officer

Sub-Urban Industries, Inc.

Financial Statements

December 31, 2005 and 2004, and 2003

Sub-Urban Industries, Inc.

Financial Statements

December 31, 2005 and 2004 and 2003

Report of Independent Registered Public Accounting Firm

Board of Directors

Sub-Urban Industries, Inc.

Los Angeles, California

We have audited the accompanying balance sheets of Sub-Urban Industries, Inc. as of December 31, 2005, 2004 and 2003, and the related statements of operations, shareholders’ deficit and cash flows for each of the years ended December 31, 2005 and 2004, and for the period starting March 24, 2003, and ending December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sub Urban Industries, Inc. as of December 31, 2005, 2004 and 2003, and the results of its operations and its cash flows for the two years in the period ended December 31, 2005 and for the period starting March 24, 2003, and ending December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2, the Company has incurred a net loss of $2,641,125, used cash for operations of $914,598 for the year ended December 31, 2005, and has an accumulated deficit of $5,326,945 as of December 31, 2005 and has a working capital deficit of $2,690,013.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pohl, McNabola, Berg & Co., LLP

Pohl, McNabola, Berg & Co., LLP
San Francisco, California
March 28, 2006

Sub-Urban Industries, Inc.

Balance Sheets

As of December 31, 2005, 2004 and 2003

ASSETS

	2005	2004	2003

Current Assets
Cash and cash equivalents	$1,867	$12,582	$12,174
Accounts receivable, net of allowance for doubtful accounts of $409, $1,374, and $2,758, respectively	7,755	26,100	49,655
Inventory, net of inventory reserves of $22,039, $178,688 and $0, respectively	51,675	88,352	46,602
Prepaid expenses and advances	37	450	29,157

Total Current Assets	61,334	127,484	137,588

Property and Equipment (net of accumulated depreciation)	3,292	7,197	11,101
Deposits	6,950	5,348	725

Total Assets	$71,576	$140,029	$149,414

The accompanying notes are an integral part of these financial statements.

LIABILITIES AND SHAREHOLDERS’ DEFICIT

	2005	2004	2003
Current Liabilities
Accounts payable	$296,641	$101,168	$23,882
Accrued salary, salary deferrals and paid time off	167,972	32,791	5,828
Accrued expenses	114,467	—	3,188
Accrued interest	164,762	51,643	34,460
Dividends payable – preferred stock	73,676	24,959	––
Convertible notes payable – net	1,782,569	1,010,547	744,793
Notes payable – related party	––	255,973	182,388
Notes payable	151,260	151,260	13,863

Total Current Liabilities	2,751,347	1,628,341	1,008,402

Long Term Liabilities

Redeemable Series A preferred stock, no par value (10,000,000 shares authorized, 2,167,910, 2,167,910, and no shares issued and outstanding)	812,552	812,552	––
Preferred stock redemption premium, net	406,275	135,425	––

Redeemable preferred stock - net	1,218,827	947,977	––

Total Long Term Liabilities	1,218,827	947,977	––

Total Liabilities	3,970,174	2,576,318	1,008,402

Shareholders’ deficit
Common stock, no par value (90,000,000 shares authorized; 27,813,500, 21,768,536 and 18,903,602 shares issued and outstanding at December 31, 2005, 2004 and 2003, respectively)	782,005	174,169	43,000
Additional paid-in capital	1,028,845	26,645	2,014
Additional paid-in capital deferred options	(382,503)	—	––
Accumulated deficit	(5,326,945)	(2,637,103)	(904,002)

Total Shareholders’ Deficit	(3,898,598)	(2,436,289)	(858,988)

Total Liabilities and Shareholders’ Deficit	$71,576	$140,029	$149,414

The accompanying notes are an integral part of these financial statements.

Sub-Urban Industries, Inc.

Statements of Operations

For the Years Ended December 31, 2005 and 2004, and for the period starting March 24, 2003 (inception), and ending December 31, 2003

	Year ended December 31, 2005	Year ended December 31, 2004	Period starting March 24, 2003 (inception), and ending December 31, 2003

Revenue	$141,206	$271,731	$158,037
Cost of revenue	(103,554)	(263,042)	(129,845)
Gross profit	37,652	8,689	28,192

Operating Expense
Selling expense	260,453	420,868	292,474
Product development	170,142	223,765	157,070
General and administrative expense	1,725,098	816,577	447,333
Total Operating Expense	2,155,693	1,461,210	896,877

Loss from operations	(2,118,041)	(1,452,521)	(868,685)

Other Expense
Interest expense	(177,925)	(105,348)	(35,317)
Accretion of Series A Preferred Stock to redemption value premium	(270,850)	(135,425)	––
Charge related to beneficial conversion features	(74,309)	(14,848)	––
Total Other Expense	(523,084)	(255,621)	(35,317)

Net loss	(2,641,125)	(1,708,142)	(904,002)

Series A Preferred Stock dividends	(48,717)	(24,959)	––

Net loss attributable to common stock shareholders	$(2,689,842)	$(1,733,101)	$(904,002)

Loss per weighted average share of common stock outstanding – basic and diluted	$(0.10)	$(0.09)	$(0.05)

Weighted average shares outstanding – basic and diluted	26,144,732	20,129,511	18,828,213

The accompanying notes are an integral part of these financial statements.

Sub-Urban Industries, Inc.

Statements of SHAREHOLDERS' DEFICIT

For the Years Ended December 31, 2005 and 2004, and for the period starting March 24, 2003 (inception), and ending December 31, 2003

	Redeemable Preferred Stock Liability		Common Stock		Additional Paid-In Capital		Additional Paid-In Capital Deferred Options
	Shares	Amount	Shares	Amount	Warrants & Options	Amount	Deferred Options	Amount	Accumulated Deficit	Total Equity

Balance at inception, March 23, 2003	––	$––	—	$––	––	$––	––	$––	$––	$—
Issuance of common stock for cash	––	––	6,167,700	11,550	––	––	––	––	––	11,550
Issuance of common stock for services	––	––	12,735,902	31,450	––	––	––	––	––	31,450
Issuance of stock options for services	––	––	––	––	685,598	1,339	––	––	––	1,339
Issuance of warrants for debt acquisition	––	––	––	––	198,915	277	––	––	––	277
Beneficial warrant conversion adjustment	––	––	––	––	198,915	398	––	––	––	398
Net loss for the period ended December 31, 2003	––	––	––	––	––	––	––	––	(904,002)	(904,002)
Balance at December 31, 2003	––	$––	18,903,602	$43,000	1,083,428	$2,014	––	$—	$(904,002)	$(858,988)

Issuance of preferred stock due to conversion of Senior Convertible Notes	2,167,910	812,552	––	––	––	––	––	––	––	––
Preferred stock redemption premium		812,552	––	––	––	––	––	––	––	––
Preferred stock — deferred redemption expense	––	(812,552)	––	––	––	––	––	––	––	––
Accretion of preferred stock redemption expense	––	135,425	––	––	––	––	––	––	––	––
Preferred stock dividends	––	––	––	––	––	––	––	––	(24,959)	(24,959)
Issuance of common stock for cash	––	––	1,000,000	50,000	––	––	––	––	––	50,000
Issuance of common stock for services	––	––	1,512,934	64,819	––	––	––	––	––	64,819
Issuance of common stock for debt acquisition	––	––	352,000	16,350	––	––	––	––	––	16,350
Issuance of common stock as collateral on note payable	––	––	1,800,000	83,610	––	––	––	––	––	83,610
Subscription receivable for common stock issued as collateral	––	––	(1,800,000)	(83,610)	––	––	––	––	––	(83,610)
Issuance of options for services	––	––	––	––	293,700	5,752	––	––	––	5,752
Issuance of warrants for services	––	––	––	––	744,728	6,429	––	––	––	6,429
Beneficial warrant conversion adjustment	––	––	––	––	744,728	12,450	––	––	––	12,450
Net loss for the year ended December 31, 2004	––	––	––	––	––	––	––	––	(1,708,142)	(1,708,142)
Balance at December 31, 2004	2,167,910	$947,977	21,768,536	$174,169	2,866,584	$26,645	––	$—	$(2,637,103)	$(2,436,289)

Accretion of preferred stock redemption expense	––	270,850	––	––	––	––	––	––	––	––
Preferred stock dividends	––	––	––	––	––	––	––	––	(48,717)	(48,717)
Cancellation of common stock subscription receivable for collateral used to satisfy note obligation	––	––	1,800,000	83,610	––	32,390	––	––	––	116,000
Issuance of common stock for services	––	––	2,279,068	182,764	––	––	––	––	––	182,764
Issuance of common stock for debt acquisition from founders	––	––	1,965,896	341,462	––	––	––	––	––	341,462
Issuance of stock options to Company officers	––	––	––	––	6,600,000	898,567	(6,600,000)	(898,567)	––	––
Amortization of deferred options	––	––	––	––	––	––	3,795,329	516,064	––	516,064
Issuance of stock options for services	––	––	––	––	53,400	8,068	––	––	––	8,068
Issuance of warrants for debt acquisition	––	––	––	––	1,085,000	49,886	––	––	––	49,886
Issuance of warrants for services	––	––	––	––	631,560	13,289	––	––	––	13,289
Net loss for the year ended December 31, 2005	––	––	––	––	––	––	––	––	(2,641,125)	(2,641,125)
Balance at December 31, 2005	2,167,910	$1,218,827	27,813,500	$782,005	11,236,544	$1,028,845	(2,804,671)	$(382,503)	$(5,326,945)	$(3,898,598)

The accompanying notes are an integral part of these financial statements.

Sub-Urban Industries, Inc.

Statements of CASH FLOWS

For the Years Ended December 31, 2005 and 2004, and for the period starting March 24, 2003 (inception), and ending December 31, 2003

	Year ended December 31, 2005	Year ended December 31, 2004	Period starting March 24, 2003 (inception), and ending December 31, 2003
Cash flows from operating activities:
Net loss	$(2,641,125)	$(1,708,142)	$(904,002)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	3,905	3,905	1,420
Provision for doubtful accounts	—	—	2,758
Provision for inventory markdowns	22,039	175,362	—
Preferred stock redemption accretion	270,850	135,425	—
Loss on notes payable conversion price	74,309	14,848	—
Amortization of discount on notes payable	24,495	14,718	515
Option compensation expense	516,063	—	—
Issuance of options for services	8,068	5,752	1,339
Issuance of warrants for services	13,289	6,429	—
Adjustment for common stock issued as collateral	32,390	—	—
Beneficial warrant conversion adjustments	––	12,450	398
Issuance of common stock for services	182,764	64,819	31,450
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	6,664	(3,387)	(52,412)
(Increase) decrease in inventory	14,638	(217,112)	(46,602)
(Increase) decrease in prepaid expenses and other current assets	413	28,707	(29,157)
(Increase) in deposits	(1,600)	(4,625)	(725)
Increase in accounts payable	195,473	77,288	23,881
Increase in accrued salary, salary deferrals and paid time off	135,181	26,963	5,828
Increase (decrease) in accrued expenses	114,466	(3,189)	3,189
Increase in accrued interest	113,120	84,735	34,460
Net cash used for operating activities	(914,598)	(1,285,054)	(927,660)

Cash flows from investing activities:
Purchase of property and equipment	––	––	(12,521)
Net cash used for investing activities	––	––	(12,521)

Cash flows from financing activities:
Proceeds from secured credit financing	11,680	26,940	—
Proceeds from convertible notes payable	883,104	1,015,688	744,554
Payments on convertible notes payable	(76,390)	(18,150)	—
Proceeds from notes payable	—	160,513	13,863
Principal payments on notes payable	—	(23,115)	—
Proceeds from notes payable to related party	122,264	168,235	182,388
Payments on notes payable to related party	(36,775)	(94,649)	—
Proceeds from issuance of common stock	––	50,000	11,550
Net cash provided by financing activities	903,883	1,285,462	952,355

Net increase (decrease) in cash and cash equivalents	(10,715)	408	12,174

Cash and cash equivalents, beginning of year	12,582	12,174	—

Cash and cash equivalents, end of year	$1,867	$12,582	$12,174

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$1,459	$6,376	$341
Taxes	$––	$––	$––

The accompanying notes are an integral part of these financial statements.

Supplemental disclosures of non-cash transactions:

During the year ended December 31, 2005, the Company entered into the following non-cash transactions:

•      Issued 2,279,068 shares of its restricted common stock having a market value of $182,764 for consulting services;

•      Cancelled a subscription receivable for 1,800,000 shares of its common stock having a market value of $83,610;

•      Issued 1,965,896 shares of its common stock having a market value of $341,462 in lieu of payment of a note payable to founders.

During the year ended December 31, 2004, the Company entered into the following non-cash transactions:

•      Issued 2,167,910 shares of its Series A preferred stock for conversion of $745,000 of note principal and $67,552 of accrued interest;

•      Issued 1,512,934 shares of its restricted common stock having a market value of $64,819 for consulting services;

•      Issued 1,800,000 shares of common stock having a market value of $83,610, offset by a subscription receivable;

•      Issued 352,000 shares of common stock having a market value of $16,350 in connection with the issuance of debt.

During the year ended December 31, 2003, the Company entered into the following non-cash transactions:

•      Issued 12,735,902 shares of its restricted common stock having a market value of $31,450 for consulting services.

The accompanying notes are an integral part of these financial statements.

Sub-Urban Industries, Inc.

Notes to Financial Statements

December 31, 2005, 2004 and 2003

1.             Significant Accounting Policies

Description of the Company

Sub-Urban Industries, Inc (“SUI” or “the Company”), a California corporation, was incorporated March 24, 2003 to develop and promote several lifestyle apparel labels trademarked for release over a five to seven year period.  SUI designs, sells and markets apparel (Shirts, Outerwear, Sweatshirts, T-shirts and Accessories) and pursues intellectual property to develop for the retail apparel and accessories market.  SUI leads its product line with the WHITEBOY brand, which has been adopted in the “urban”, “street” and “board” markets.  Production and distribution are outsourced.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.  The financial statements and notes are representations of the management and the Board of Directors, who are responsible for their integrity and objectivity.

Stock Splits

On December 16, 2005, the Company’s board of directors declared a two-for-one stock split of the common stock to be distributed in the form of a stock dividend on or about December 31, 2005, to holders of record as of December 16, 2005.  In 2004 the Company’s board of directors declared a 2.67-for-one stock split of the common stock, to be distributed in the form of a stock dividend on or about August 16, 2004, to holders of record on August 16, 2004.  Accordingly, all references to number of shares, except for shares authorized, and to per share information in the financial statements have been adjusted to reflect these stock splits on a retroactive basis.

Use of Estimates

The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.  The Company evaluates its estimates on an on-going basis, including those related to provisions for doubtful accounts, reserve for chargebacks, inventories, valuation of stock, valuation of options, analysis of deferred taxes and provision for income taxes, contingencies and litigation.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which do not secure any corporate obligations.

Fair Value of Financial Instruments

The Company’s financial instruments, none of which are held for trading, are cash and cash equivalents, accounts receivable, other receivables, accounts payable, notes payable and long-term debt (mandatorily redeemable preferred stock).  The recorded values of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values based on their short-term nature. The recorded values of notes payable and long-term debt (mandatorily redeemable preferred stock) approximate their fair values, as the interest approximates market rates.

Accounts Receivable

The Company extends credit to customers whose sales invoices have not been collateralized in the Company’s secured accounts receivable financing program, based upon an evaluation of the customer’s financial condition and credit history and generally requires no collateral.  Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based on these evaluations. The Company’s allowance for doubtful accounts was $409, $1,374 and $2,758 at December 31, 2005, 2004 and 2003, respectively.

Inventory

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out method.  The Company’s inventory consists solely of finished goods.  The Company continually evaluates its inventories by assessing slow moving products. Market value of inventory is estimated based on historical sales trends for individual product lines, the impact of market trends, an evaluation of economic conditions and review of current sales orders.

Property and Equipment

Property and equipment are recorded at cost.  Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate.  The estimated useful lives for significant property and equipment categories are as follows:

Office equipment	3 to 5 years
Computer equipment and software	3 years

Long-Lived Assets

The Company accounts for impairment of its long-lived assets in accordance with Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (FAS-144), Accounting for the Impairment or Disposal of Long-Lived Assets.  In accordance with SFAS 144, long-lived assets held are reviewed for events or changes in circumstances, which indicate that their carrying value may not be recoverable.  During the years ended December 31, 2005, 2004 and 2003, no impairment has been recorded.

Redeemable Convertible Preferred Stock — Series A

The Company issued 2,167,910 shares of mandatorily redeemable Series A Convertible Preferred Stock in 2004.  Series A has an aggregate redemption value of $1,625,104. The redemption premium value of $812,552, plus accrued but unpaid dividends, is payable on July 1, 2007, the mandatory redemption date at the option of the holder, subject to the redemption amount not exceeding 1/3 of the total funds legally available to redeem shares under applicable California law.

Pursuant to SFAS Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, mandatorily redeemable preferred stock is reported as a long-term liability in the balance sheet. As of December 31, 2005 and 2004, 10,000,000 preferred stock Series A shares are authorized and 2,167,910 shares are issued and outstanding.

Comprehensive Income (Loss)

Comprehensive loss consists of net loss and other gains and losses affecting shareholders’ equity that, under generally accepted accounting principles, are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income.”  The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the years ended December 31, 2005, 2004 and 2003, comprehensive loss is equivalent to the Company’s reported net loss.  Accordingly, a separate statement of comprehensive loss is not presented.

Revenue Recognition

The Company recognizes revenue upon the delivery of its product to its customers.  The Company charges shipping and handling costs for inventory and sales items to cost of sales and inventory.  Shipping costs recovered from customers is recorded as freight revenue and included in net sales.  Revenue is recorded net of an allowance for estimated returns, price concessions, and other discounts.  Such allowance is reflected as a reduction to accounts receivable when the Company expects to grant credits for such items; otherwise, it is reflected as a liability.

The Company recognizes revenue only when all of the following criteria have been met:

•      Persuasive evidence of an arrangement exists;

•      Delivery has occurred or services have been rendered;

•      The fee for the arrangement is fixed or determinable; and

•      Collectibility is reasonably assured.

Persuasive Evidence of an Arrangement — The Company documents all terms of an arrangement in a written contract or purchase order signed by the customer prior to recognizing revenue.

Delivery Has Occurred — Products are considered delivered upon delivery to a customer’s designated location.

The Fee for the Arrangement is Fixed or Determinable — Prior to recognizing revenue, the amount is either fixed or determinable under the terms of the written contract or purchase order.  The amount recognized as revenue is negotiated at the outset of the arrangement and is not subject to refund or adjustment during the initial term of the arrangement.

Collectibility is Reasonably Assured — The Company determines that collectibility is reasonably assured prior to recognizing revenue.  Collectibility is assessed on a customer-by-customer basis based on criteria outlined by management.  New customers are subject to a credit review process, which evaluates the customer’s financial position and ultimately its ability to pay.  The Company does not enter into arrangements unless collectibility is reasonably assured at the outset.  Existing customers are subject to ongoing credit evaluations based on payment history and other factors.  If it is determined during the arrangement that collectibility is not reasonably assured, revenue is recognized on a cash basis.

Advertising

The Company expenses advertising costs as incurred, consisting primarily of advertising at events, placement in multiple print and internet publications, along with design, production and printing costs of sales materials.  Advertising expense for the years ended December 31, 2005, 2004 and 2003 amounted to $11,649, $52,065 and $24,121, respectively.

Stock- Based Compensation

Equity Incentive Plan

The Company has an Equity Incentive Plan (“Plan”) under which officers, key employees, consultants, and non-employee directors may be granted options to purchase shares of the Company’s authorized but unissued common stock.  The maximum number of shares of the Company’s common stock available for issuance under the Plan is 8 million shares (see Note 10).

The Company has elected to follow Financial Accounting Standards Board Statement No. 123R (Accounting for Stock-Based Compensation) in accounting for its employee and non-employee stock options.  Accordingly, the Company determined compensation costs based on the fair value at the grant date for its stock options using the Black-Scholes valuation method.  The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options.  The Company’s options do not have the characteristics of traded options.  The option valuation models do not necessarily provide a reliable measure of the fair value of its options (see Note 10).

Warrants

The Company accounts for stock warrants issued to third parties in accordance with the provisions of the Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, and EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Under the provisions of EITF 96-18, because none of the Company’s agreements have a disincentive for nonperformance, the Company records a charge for the fair value of the portion of the warrants earned from the point in time when vesting of the warrants becomes probable.  Final determination of fair value of the warrants occurs upon actual vesting. EITF 01-9 requires that the fair value of certain types of warrants issued to customers be recorded as a reduction of revenue to the extent of cumulative revenue recorded from that customer.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4.”  The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.  The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004.  The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position and the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67.”  The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.  This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.”  The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The Company has chosen early adoption of SFAS 123(R), beginning with the Company’s inception on March 24, 2003.

In December 2004 the Financial Accounting Standards Board issued two FASB Staff Positions—FSP FAS 109-1, Application of SFAS Statement 109 “Accounting for Income Taxes” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.  Neither of these affected the Company as it does not participate in the related activities.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”).  FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. Asset retirement obligations covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, even if the timing and method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company does not expect there to be a material impact from the adoption of FIN 47 on its financial position, results of operations, or cash flows.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, this statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe adoption of SFAS No. 154 will have a material effect on its financial position, results of operations or cash flows.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”.  SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.  SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.

In June 2005, the EITF reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (“EITF 05-6”).  EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception.  The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005.  EITF 05-6 is not expected to have a material effect on its financial position or results of operations.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-02, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.’”  EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005.  The Company does not expect there to be a material impact from the adoption of EITF 05-02 on its financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-07, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues.”  EITF 05-7 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. The Company does not expect there to be a material impact from the adoption of EITF 05-07 on its financial position, results of operations, or cash flows.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-08, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.”  EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005.  The Company does not expect there to be a material impact from the adoption of EITF 05-08 on its financial position, results of operations, or cash flows.

2.             Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company incurred net losses of $2,641,125, $1,708,142 and $904,002 for the years ended December 31, 2005, 2004, and 2003, respectively, and had negative operating cash flows of $914,598, $1,285,054 and $927,660 for the respective periods.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon the Company’s ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations.  Management is taking action to address these matters, which include:

•      Retention of experienced management personnel with particular skills in the development and commercialization of WHITEBOY brand of products.

•      The Company is developing new customers and sales channels.

•      The Company is seeking investment capital through a private placement offering.

Management plans to obtain revenues from product sales, but as of December 31, 2005 there were no significant commitments for purchases of any of the WHITEBOY products.  In the absence of significant sales and profits, the Company may seek to raise additional funds to match its working capital requirements.

Historically, management has been able to raise additional capital.  Subsequent to December 31, 2005, the Company obtained an additional $1,429,600 in capital.  The proceeds were used for working capital and design and production for the 2006 WHITEBOY product-line.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

In an effort to address the above issues, the Company is focused on continuing its revenue growth and raising additional capital.  Although the Company believes that it will obtain the additional financing, there is no assurance that such financing will be available in the amount or on the terms necessary to sustain the Company’s operations.

Additionally, The Company is a specialty urban apparel brand of fashionable and contemporary apparel and accessory items designed for consumers with a young, active lifestyle.  The Company’s success is largely dependent on its ability to gauge the fashion tastes of its customers and to provide merchandise that satisfies customer demand.  The Company’s failure to anticipate, identify, or react to changes in fashion trends could adversely affect its results of operations.

3.             Secured Line of Credit – Accounts Receivable

Starting June 2004 through October 2004, the Company had a secured asset-borrowing program with FTC Commercial to collateralize, with recourse, certain eligible trade receivables up to a maximum percentage of 80% of the net amounts of each receivable.  As receivables collateralized to the financial institution are collected, the Company may collateralize additional receivables up to the discretion of the lending institution. Gross receivables collateralized to the financial institution amounted to $26,940 in 2004.  The Company retained the right to recall collateralized receivables under the program, and the receivables are subject to recourse.  Therefore, the transaction did not qualify as a sale under the terms of Financial Accounting Standards Board Statement No. 125 (Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities).

Effective January 2005 the Company has obtained a new secured lending facility from a new financial institution, American Business Factors.  The Company’s borrowings are secured by the underlying trade receivables.  The borrowings are collateralized, with recourse, by certain eligible trade receivables up to a maximum percentage of 80% of the net amounts of each receivable.  As receivables collateralized to the financial institution are collected, the Company may transfer additional receivables up to the discretion of the lending institution.  Gross receivables transferred to the financial institution amounted to $11,680 in 2005.  The Company retains the right to recall any of the collateralized receivables under the program, and the receivables are subject to full recourse.  Therefore, the transaction does not qualify as a sale under the terms of Financial Accounting Standards Board Statement No. 125 (“Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”).

At December 31, 2005 and 2004, there were no receivables that were collateralized under these financing agreements.

4.             Property and Equipment

At December 31, 2005, 2004 and 2003, property and equipment consisted of the following:

	December 31, 2005	December 31, 2004	December 31, 2003

Computers and other equipment	$10,504	$10,504	$10,504
Furniture and fixtures	1,405	1,405	1,405
Machinery & equipment	612	612	612

Total property and equipment	12,521	12,521	12,521
Less: accumulated depreciation	(9,229)	(5,324)	(1,420)

Property and equipment, net	$3,292	$7,197	$11,101

Depreciation expense for the years ended December 31, 2005, 2004 and 2003, was $3,904, $3,904 and $1,420, respectively, and is included as a component of general and administrative expenses in the accompanying financial statements.

5.             Notes Payable

Details of Debentures

Debt consists of the following at December 31, 2005, 2004 and 2003:

	2005	2004	2003
Convertible notes payable	$1,733,100	$1,010,000	$745,000
Conversion feature price adjustment liability	89,157	14,848	—
Discount on convertible notes payable	(39,688)	(14,301)	(207)
Convertible note payable - net	1,782,569	1,010,547	744,793

Non-convertible notes payable	151,260	151,260	13,863
Related party notes payable	––	255,973	182,388
Total debt	1,933,829	1,417,780	941,044
Less: current portion	(1,933,829)	(1,417,780)	(941,044)
Long-term debt, less current portion	$––	$––	$––

Convertible Notes Payable

In June through October of 2003 the Company issued a series of notes payable, for the principal amount of the note of $745,000, with interest at 10%.  As of December 31, 2003, these notes had accrued interest of $31,420.  These notes and related accrued interest were converted to Series A Preferred Stock in 2004.

In 2004, the Company issued a series of convertible promissory notes payable with varying interest stated rates from 0% to 18% per annum.  An 8% per annum interest rate was imputed for any notes having a stated interest rate below market interest rates.  As of December 31, 2005 and 2004, the holders of $890,000 of the notes had the right to convert, at the option of the holder and on or prior to the fifth day prior to the Mandatory Redemption Date (July 1, 2007), into such number of fully paid non-assessable shares by dividing the now split-adjusted Original Series A Issue Price ($0.3745) by the Conversion Price.  The Conversion Price shall be the split-adjusted Original Series A Issue Price of $0.3745.  However, if the Company issues additional stock (“Additional Stock”), after the date upon which any these notes were first issued, for a price less than the Conversion Price, the Conversion Price shall be as adjusted prior to each such issuance.  This adjustment shall be the Conversion Price multiplied by a fraction where the:

•      Numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance (subject to certain adjustments for warrants, options and convertible securities), plus the number of shares of Common Stock that the aggregate consideration received by the Company for the Additional Stock would purchase at the Conversion Price, and;

•      Denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance (subject to certain adjustments for warrants, options and convertible securities), plus the number of shares of such Additional Stock.

At December 31, 2005, and 2004, the Company recorded a charge and a related liability for any such conversion price adjustments, which was $74,309 and $14,848 in 2005 and 2004, respectively.  The maturity dates of these notes were all due within 12 months of the note date.  Accrued interest on these notes at December 31, 2005 and 2004 was $105,244 and $34,044 respectively.

As of December 31, 2005 and 2004, $843,100, and $120,000, respectively, of the convertible notes have rights where the holder of such notes may convert all or a portion of the unpaid principal plus unpaid accrued interest into shares of the Company’s common stock at $0.250 per share.  The maturity dates of these notes were all due within 12 months of the note date.  Accrued interest on these notes at December 31, 2005, and 2004 is $33,357, and $4.

Non-Convertible Notes Payable

At December 31, 2005 and 2004 the Company had notes payable to a commercial finance company in the amount of amount of $46,394, plus accrued interest of $4,147 and $481 respectively, plus three notes payable from investors that were not convertible notes with a principal balance of $105,000.  The total accrued interest on these notes at December 31, 2005, and 2004 was $26,161, and $3,595 respectively.

Related Party Notes Payable

The Company has notes payable due to two founders for unreimbursed expenses and asset contributions to the Company in the amounts of $255,973 and $182,388, for the years ended December 31, 2004 and 2003 respectively, with accrued interest at $14,000 and $3,040, respectively.  In October 2005, the Company converted $302,364 of notes payable, including accrued interest at 5% to the Chief Executive Officer of the Company into 1,209,458 shares of the Company’s Common Stock at a conversion price of $0.25 per share.  Also in October 2005, the Company converted $9,109 of notes payable, including accrued interest at 5% to an advisory board member and founding shareholder of the Company into 36,438 shares of the Company’s Common Stock at a conversion price of $0.25 per share.  At December 31, 2005, the Company has no notes payable to related parties.

6.             Shareholders’ Deficit

The Company’s authorized capital stock consists of 100,000,000 shares of no par value stock, with 90,000,000 shares designated as common and 10,000,000 shares designated as preferred.  On August 16, 2004 the Company effected a 2.67-to-1 forward split of its capital stock.  On December 16, 2005, the Company effected a 2-to-1 forward split of its capital stock.  All share- and capital stock-related amounts are shown on a post-split basis.

7.             Preferred Stock

In June through October of 2003 the Company issued a series of notes payable, with interest at 10% which were converted to 2,167,910 shares of Series A Preferred Stock on June 27, 2004, for the principal amount of the note of $745,000, plus accrued interest of $67,552, at $0.375 per share.  The holders of Series A Preferred shares have the following rights:

•      Dividends

•      Liquidation Preference

•      Redemption

•      Conversion

•      Voting Rights

Dividends:  The holders of Series A Preferred shall be entitled to receive dividends, out of any assets legally available therefore, in an amount per share per annum of 6% of the Original Series A Issue Price, now split adjusted at $0.375, per share (as adjusted for any stock splits, stock dividends, recapitalizations, or the like), payable when and if declared by the Board of Directors.  Such dividends shall be cumulative and accrue until paid.  As long as shares of the Company’s Series A Preferred Stock are outstanding, no dividends (payable other than in common stock, or other securities and rights convertible into or entitling the holder to receive directly or indirectly, additional shares of Common Stock) shall be declared or paid on the Common Stock of any other series of preferred stock.

Liquidation Preference:  In the event of a Liquidation Event (see below), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the Company’s assets to the holders of Common Stock, an amount per share equal to the sum of the original price per share at which the Series A Preferred Stock was first issued by the Company, and any accrued but unpaid dividends.  If upon the occurrence such liquidation event, the assets and funds shall be insufficient to permit payment of the full preferential amounts due, then Company’s entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A preferred stock.  Upon completion of the distribution as described above, all of the Company’s remaining asserts available for distribution shall be distributed among the holders of the Series A Preferred Stock and Common Stock pro-rata based on the number of shares held by each, assuming conversion of one-half of all such shares of Preferred Stock.

A Liquidation Event shall be any event resulting in the Company’s liquidation, dissolution, or winding up, either voluntary or involuntary, or (unless the majority of Series A Preferred Stockholders determine otherwise), the Company’s acquisition by another entity by means of any transaction or series of related transactions other than the purchase of the Series A Preferred stock, including without limitation, a reorganization, merger, or consolidation that results in the transfer of fifty percent or more of the voting power of the corporation, or the sale of all or substantially all of the Company’s assets.  The Company must give notice any such transaction not later than 20 days prior to the stockholders meeting to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier.

Redemption:  Effective on July 1, 2007, (Mandatory Redemption Date) any holder of Series A preferred Stock may require the Company to redeem all or part of that holder’s Series A preferred for a sum equal to a now split adjusted $0.749 (twice the original issue price) per share (adjusted for any stock splits, stock dividends, recapitalizations or the like), plus all accrued but unpaid dividends on such share.  To the extent that the amount of money required to pay for all the shares of the Series A Preferred Stock tendered for redemption does not exceed one-third of the total funds legally available to redeem the shares under applicable California law, the Company would be required to redeem the Series A Preferred Stock.  To the extent that the foregoing precludes redemption of some of the Series A Preferred Stock tendered for redemption, then redemption shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares proposed to be redeemed by such holders.  Effective after July 1, 2007 (Option Redemption Date), the Company will have the unilateral right to redeem up to one-half of the Series A Preferred Shares of any holder for a sum, now split adjusted of $0.749 (twice the original issue price) per share (adjusted for any stock splits, stock dividends, recapitalizations or the like), plus all accrued but unpaid dividends on such share.  The Company has recorded the full amount of the redemption liability and related is accreting the redemption liability expense from the date of issuance of the preferred to stock to the mandatory redemption liability date.  The Company recognized a Preferred Stock redemption liability expense of $270,850 and $135,425 for the years 2005 and 2004, respectively.

Conversion:  The holders of Series A Preferred Stock shall (a) have the right to convert, at the option of the holder and on or prior to the fifth day prior to the Mandatory Redemption Date (July 1, 2007), into such number of fully paid non-assessable shares by dividing the now split-adjusted Original Series A Issue Price ($0.3745) by the Conversion Price.  The Conversion Price shall be the now split-adjusted Original Series A Issue Price of $0.3745.  However, if the Company issues additional stock (“Additional Stock”), after the date upon which any shares of the Series A Preferred Stock were first issued, for a price less than the Conversion Price, the Conversion Price shall be as adjusted prior to each such issuance.  This adjustment shall be the Conversion Price multiplied by a fraction where the:

•      Numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance (subject to certain adjustments for warrants, options and convertible securities), plus the number of shares of Common Stock that the aggregate consideration received by the Company for the Additional Stock would purchase at the Conversion Price, and

•      Denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance (subject to certain adjustments for warrants, options and convertible securities), plus the number of shares of such Additional Stock,

The liability for any such conversion price adjustment is less than the redemption premium liability recorded by the Company, and has therefore not recorded any additional liability for the conversion price adjustment.

Voting Rights:  General Voting Rights - The holder of each share of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.  Voting for the Election of Directors – If shares of Series A Preferred Stock are issued by the Company for a total consideration of $1,000,000 or more (including conversion of the Company’s debt securities into shares of Series A Preferred Stock), then as long as at least a majority of the shares of Series A Preferred Stock originally issued remain outstanding, these holders shall be entitled to elect one director of the corporation at each annual election of directors.  The holders of Series A Preferred Stock and Common Stock (voting together as a single class), and on an as-converted basis shall be entitled to elect any remaining directors.

8.             Common Stock

As of December 31, 2005, 2004 and 2003, the Company has 27,813,500, 21,768,536 and 18,903,602 shares of common stock that are issued and outstanding, respectively.  Holders of shares of the Company’s common stock have the following rights:

•      Dividend rights

•      Liquidation rights

Dividend rights:  After all of the Company’s Series A Preferred Stock has been redeemed or converted and subject to the prior rights of any other classes of stock at the time outstanding having prior rights to dividends, holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any the Company’s assets legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights:  Upon the distribution of the priority liquidation preferences of the Series A Preferred Stock shareholders, all of the Company’s remaining assets shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each, assuming conversion of one-half of all such Series A Preferred Stock.  The Company’s Common Stock is not redeemable.  Each issued and outstanding share shall have one vote.

Transactions during 2005

In 2005, the Company issued 2,279,068 shares of its restricted common stock having a market value of $182,764 to various consultants in lieu of cash compensation for services rendered.

In 2005, the Company cancelled a common stock subscription receivable for collateral used to satisfy a note obligation for 1,800,000 shares of common stock with a market value of $83,610.

In 2005, the Company issued 1,965,896 shares of common stock with a market value of $341,462 to satisfy a note payable to founders.

Transactions during 2004

In 2004, the Company issued 1,512,934 shares of its restricted common stock having a market value of $64,819 to various consultants in lieu of cash compensation for services rendered.

In 2004, the Company issued 1,000,000 shares of its restricted common stock for a cash payment of $50,000.

In 2004, the Company issued, and offset by a common stock subscription receivable, 1,800,000 shares of common stock with a market value of $83,610 as collateral for a note obligation.

In 2004, the Company issued 352,000 shares of common stock with a market value of $16,350 in connection with the issuance of debt.

Transactions during 2003

In 2003, the Company issued 6,167,700 shares of its restricted common stock for a cash payment of $11,550 from founders.

In 2003, the Company issued 12,735,902 shares of its restricted common stock having a market value of $31,450 to various consultants in lieu of cash compensation for services rendered.

9.             Warrants

As of December 31, 2005, 2004 and 2003, the Company has 2,660,203, 943,643 and 198,915 warrants to purchase shares of common stock respectively outstanding.  Such issuances were accounted for under Financial Accounting Standards Board Statement No. 123 using the Black-Scholes option-pricing model (with the same assumptions as those used for the options, see Note 10).

There were no warrants exercised during the years ended December 31, 2005, 2004 and 2003.

Changes in the status of warrants, prior to any conversion price adjustments or warrant quantity adjustments are summarized below for the periods ending December 31, 2005, 2004 and 2003:

	2005		2004		2003
	Warrants	Weighted Average Price	Warrants	Weighted Average Price	Warrants	Weighted Average Price
Outstanding at beginning of period	943,643	$0.355	198,915	$0.281	-	$––
Granted	1,716,560	0.300	744,728	0.375	198,915	0.281
Cancelled or expired	––	––	––	––	––	––
Exercised	––	––	––	––	––	––
Outstanding at end of period	2,660,203	$0.320	943,643	$0.355	198,915	$0.281
Exercisable at the end of the period	2,660,203	$0.320	943,643	$0.355	198,915	$0.281
Price range of warrants	$0.250 - 0.375	$0.320	$0.281 - 0.375	$0.355	$0.288 - 0.375	$0.281

At December 31, 2005, the range of warrant prices for shares under warrants and the weighted-average remaining contractual life is as follows:

Warrants Exercisable and Outstanding – Excluding Beneficial Warrant
Conversion Adjustment

Warrant Exercise Price	Number of Warrants	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)
$0.25	901,560	$0.25	1.1
$0.28	198,915	$0.28	7.6
$0.35	615,000	$0.35	1.5
$0.38	944,728	$0.38	3.1
	2,660,203

Warrant Exercise Price	Number of Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)
$0.14	397,830	$0.14	7.6
$0.19	1,489,455	$0.19	3.5
$0.25	901,560	$0.25	1.1
$0.35	615,000	$0.35	1.5
$0.38	200,000	$0.38	1.2
	3,603,845

Transactions during 2005

In 2005, the Company issued warrants convertible into 631,560 shares of its common stock to various consultants.  The exercise price of the warrants ranged from $0.250 to $0.375 per share.  The Company recognized consulting expense of $13,289 related to these grants.  The consulting expense was determined based on the Black-Scholes option value method.  The warrants were granted in lieu of cash compensation for management consulting services rendered.

In 2005, the Company issued warrants convertible into 1,085,000 shares of its common stock in connection with the acquisition of debt.  The exercise price of these warrants ranged from $0.250 to $0.350 per share.  The value of these warrants was $49,886, and the Company recognized interest expense of $10,184 for the amortized portion of these warrants.  The value and expense was determined based on the Black-Scholes option value method.

Transactions during 2004

In 2004, the Company issued warrants convertible into 744,728 shares of its common stock to various consultants.  The exercise price of the warrants was $0.375 per share.  The Company recognized consulting expense of $6,429 related to these grants.  The consulting expense was determined based on the Black-Scholes option value method.  The warrants were granted in lieu of cash compensation for legal and management consulting services rendered.

The 2003 and 2004 warrant issuances are subject to adjustment when the Company sells or issue shares of common stock at less than at a price lower than the minimum of $0.375.  In 2003 and 2004, the Company had a sale of common stock that triggered the anti-dilution provisions contained in various warrants previously issued by the Company.  The resulting change in the exercise prices of the warrants was limited by the terms of the warrant agreement to a 50% decrease, with no change in the aggregate exercise prices as the number of warrants increased by 100%, as limited by the terms of the warrant agreement.  The Company has recorded a charge for the adjustment to the exercise price to lowest adjustable amount, and thus the Company will not have any further anti-dilution adjustments related to these warrants.  Under these anti-dilution provisions, the number of shares issuable upon the exercise of the warrants increased by a total of 943,643 shares at December 31, 2005.  The Company has not yet issued warrants with the revised share and price amounts.

In 2004, the Company recognized a beneficial warrant conversion adjustment in the amount of $12,450, as a result of adjustments to the warrant exercise price, if the warrants are exercised.  The beneficial adjustment could result in the issuance of an additional 744,728 shares of common stock in the event of exercise.  The unadjusted exercise price of these warrants ranged from $0.281 to $0.375 per share. Pursuant to the anti-dilution clause, the Warrants have an exercise price floor and maximum on the number of shares.

Transactions during 2003

In 2003, the Company issued warrants convertible into 198,915 shares of its common stock in connection with the acquisition of debt.  The exercise price of these warrants was $0.281 per share.  The value of these warrants was $277, and the Company recognized interest expense of $70 for the amortized portion of these warrants.  The value and expense was determined based on the Black-Scholes option value method.

In 2003, the Company recognized a beneficial warrant conversion adjustment in the amount of $398, as a result of adjustments to the warrant exercise price, if the warrants are exercised.  The beneficial adjustment could result in the issuance of an additional 198,915 shares of common stock in the event of exercise.  The unadjusted exercise price of these warrants was $0.281 per share.

10.          Stock-Based Compensation

On June 25, 2003 the Board of Directors of the Company adopted an equity incentive plan.  At December 31, 2005, the plan has authorized a share pool of 8,000,000 shares, of which a total of 7,632,698, 979,298 and 685,598 were outstanding as of December 31, 2005, 2004 and 2003, respectively.  There were no stock options exercised during the years ended December 31, 2005, 2004 and 2003.

The Company accounts for its stock-based compensation based on SFAS No. 123, “Accounting for Stock-Based Compensation”.  Pursuant to SFAS No.123, the Company recognized an expense for the fair market value of the stock-based instrument granted to third parties and employees.  SFAS No. 123, established and encouraged the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered.  The Company uses the Black-Scholes Model to determine fair value for valuing options granted. The Black-Scholes method is based on the following assumptions: average risk free interest rate ranging from 3.91% to 4.59% in 2005, from 3.76% to 4.79% in 2004 and 3.10% to 4.53% for 2003; dividend yield of 0% for each of the year periods 2005, 2004 and 2003; average volatility factor of the expected market price of the Company’s common stock of 53%, 77% and 80% for 2005, 2004 and 2003; and an expected life of the options ranging from 1 to 6 years for the options.

In 2005, the Company issued options convertible into 6,600,000 shares of its common stock to officers and consultants to the Company.  The exercise price of the options was $0.25 per share.  The value of these grants was $898,567, and the Company recognized compensation expense of $516,063 for the vested portion of these grants.

In 2005, the Company issued options convertible into 53,400 shares of its common stock to various consultants. The exercise price of the options was $0.375 per share. The Company recognized consulting expense of $8,068 related to these grants. The consulting expense was determined based on the Black-Scholes option value method. The options were granted in lieu of cash compensation for management consulting services rendered.

In 2004, the Company issued options convertible into 293,700 shares of its common stock to various consultants.  The exercise price of the options was $0.375 per share. The Company recognized consulting expense of $5,752 related to these grants. The consulting expense was determined based on the Black-Scholes option value method. The options were granted in lieu of cash compensation for management consulting services rendered.

In 2003, the Company issued options convertible into 685,598 shares of its common stock to various consultants.  The exercise price of these options ranged from $0.281 to $0.375 per share. The Company recognized consulting expense of $1,339 related to these grants. The consulting expense was determined based on the Black-Scholes option value method. The options were granted in lieu of cash compensation for management consulting services rendered.

Changes in the status of options are summarized below for the periods ending December 31, 2005, 2004 and 2003:

	2005		2004		2003
	Warrants	Weighted Average Price	Warrants	Weighted Average Price	Warrants	Weighted Average Price
Outstanding at beginning of period	979,298	$0.314	685,598	$0.288	—	$—
Granted	6,653,400	0.251	293,700	0.375	685,598	0.288
Cancelled or expired	––	––	––	––	––	––
Exercised	––	––	––	––	––	––
Outstanding at end of period	7,632,698	$0.259	979,298	$0.314	685,598	$0.288
Exercisable at the end of the period	7,632,698	$0.259	979,298	$0.314	685,598	$0.288
Price range of options	$ 0.250 - 0.375	$0.259	$ 0.288 - 0.375	$0.314	$ 0.288 - 0.375	$0.288

	Stock Options Vested and Exercisable at December 31, 2005
Exercise Prices	Number of Shares Vested and Exercisable	Weighted Average Exercise Price
$0.25	2,065,972	$0.25
$0.28	632,198	$0.28
$0.38	400,500	$0.38
Vested and Exercisable	3,098,670	$0.27

At December 31, 2005 the Company has 4,534,028 options which are not vested, with total outstanding options at December 31, 2005 of 7,632,698.

11.          Commitments

The Company had leased approximately 2,800 square feet of combined office and warehouse space in leased premises located at 500 Molino, Los Angeles, California, at a monthly rental rate of $2,300. The lease commenced March 24, 2003 and expired March 31, 2004. The Company continued in the premises on a month-to-month basis through July 15, 2004 at the same monthly base rent.  The Company, with the landlord’s permission, terminated the lease effective July 15, 2004.   In July of 2004, the Company entered into a lease for approximately 4,000 square feet of combined office and warehouse space located at 2222 E. Washington, Los Angeles, California, at a monthly rental rate of $2,500. The lease commenced July 15, 2004 and expires July 15, 2006. The Company conducts all of its executive and administrative functions in this facility.  Additional warehousing and distribution functions are contracted for by the Company on a monthly basis, and paid for on a per-box, per-piece, per-order unit cost.

Future minimum lease payments under non-cancelable operating leases for the years ending December 31, 2005, were as follows:

2006	$16,916
Thereafter	––
16,916
Total	$16,916

Rent expense under operating leases for the years ended December 31, 2005, 2004 and 2003, was $30,564, $29,410 and $18,085 respectively.

12.          Concentrations of Certain Risks

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

The Company extends credit to customers located throughout North America whose sales invoices are not subject to the secured line of credit accounts receivable program (see Note 3) based upon an evaluation of the customer’s financial condition and credit history.  The Company’s customers located outside of North America pay on a cash-in-advance basis.

The Company performs ongoing credit evaluations of its customer’s financial condition, and limits the amount of credit extended when deemed necessary, but generally does not require collateral. At December 31, 2005 four of the Company’s customers accounted for 100% of the Company’s accounts receivable, each with 10% to 63% of the Company’s accounts receivable, and one other customer accounted for 35% of the Company’s net sales for the year ended December 31, 2005.  At December 31, 2004 five of the Company’s customers accounted for 44%, each with 5% to 13% of the Company’s accounts receivable.

13.          Income Taxes

The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carry forwards.  Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year. Provisions for federal and state income taxes are calculated on reported financial statement income based on the current tax law.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carry forwards.  Some or all of the tax assets may not be realized.  As of December 31, 2005, 2004 and 2003, the Company provided full valuation allowances against deferred tax assets amounting to approximately $1,605,300, $943,300 and $355,100, respectively, which principally consisted of net operating loss carryforwards. The federal and state net operating loss carry forwards begin to expire in 2023 and 2013, respectively.

Additionally, under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.  The impact of any limitations that may be imposed for past or future issuances of equity securities, including issuances with respect to acquisitions, has not been determined.

The components of income tax liability and expense are as follows

	2005	2004	2003
Current:
Federal	$––	$––	$––
State	––	––	––
	$––	$––	$––

Deferred:
Federal	$––	$––	$––
State	––		––
	$––	$––	$––

Income Tax Expense	$––	$––	$––

The major deferred tax asset items are as follows:

	2005	2004	2003
Net Operating Loss	$1,541,200	$852,900	$351,400
Inventory, Lower of Cost or Market Reserve	8,800	71,200	—
Other	55,300	19,200	3,700
Subtotal	1,605,300	943,300	355,100
Valuation allowance	(1,605,300)	(943,300)	(355,100)
Net deferred tax assets	$––	$––	$––

As of December 31, 2005, 2004, and 2003 unused net operating losses of approximately $3,869,100, $2,141,100, and $882,300, respectively are available to offset current years federal and state taxable income. SFAS 109 requires that the tax benefit of such NOLs be recorded using current tax rates as an asset to the extent management assesses the utilization of such NOLs to be more likely than not. Based upon the Company’s short-term historical operating performance, the Company provided a full valuation allowance against the deferred tax assets at December 31, 2005, 2004 and 2003.

14.          Subsequent Events

Issuance of Convertible Debentures

During the period January 1, 2006 through April 21, 2006, the Company entered into transactions with various accredited investors pursuant to which the Company borrowed an aggregate of $1,429,600 from these accredited investors as evidenced by secured short-term convertible debentures.  The convertible debentures bear interest at the rate of 10% per annum and are secured by a security interest in the Company’s assets.  The Convertible Note holders are entitled to convert all or a portion of the outstanding principal amount and accrued interest on the debentures into shares of the Company’s common stock at a conversion price of $0.25 per share, subject to certain anti-dilution provisions.  In connection with these financing transactions, the Company also issued 1 to 3 year warrants to purchase 8,118,400 shares of the Company’s common stock at an exercise price of $0.25 per share, and 1 million shares of its restricted common stock.  The Company also issued to one investor a unit purchase warrant, which expires in January 2007, consisting of a warrant to purchase three million shares of common stock at a price of $0.25 per share, plus a warrant to purchase 1.5 million shares of common stock at an exercise price of $0.50 per share.  The Company incurred legal and administrative fees related to this financing of $24,670.

The Company used the cash proceeds to repay $427,800 of outstanding principal and $17,800 of related accrued interest on notes payable.  The Company used the remaining proceeds for working capital needs.

Issuance of Warrants

In January 2006, the Company issued warrants convertible into 600,000 shares of its restricted common stock at $0.10 per share to a consultant for business advisory services provided to the Company. The approximate fair value of the warrants is $102,255 estimated using the Black-Scholes valuation model. The warrants were immediately vested.

Issuance of Stock Options - Employees

In March 2006, the Company issued an option convertible into 100,000 shares of its restricted common stock at $0.25 per share to an employee. The approximate fair value of the option is $13,763 estimated using the Black-Scholes valuation model.  The options vest over a 24-month period.